UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A

Amendment No. 2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

YELLOWCAKE MINING INC.
(Exact name of registrant as specified in its charter)

Nevada	1000	83-0463005
State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization	Classification Code Number)	Identification No.)

598 - 999 Canada Place, Vancouver BC Canada V6E 3Z3
(604) 685-4048
(Address and telephone number of registrant’s principal executive offices)

The Nevada Agency and Trust Company
Suite #880, 50 West Liberty, Reno Nevada 89501
(775) 322-0626
(Name, address and telephone number of agent for service)

Copy of communications to:
Clark Wilson LLP
c/o Bernard I. Pinsky
Barristers and Solicitors
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604.687.5700
Fax: 604.687.6314

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

ii

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (US$)	Amount of registration fee(2)
Common Stock to be offered for resale by Selling Shareholders	6,081,625	$1.50	$9,122,437.50	$358.51
Common Stock to be offered for resale by Selling Shareholders upon exercise of share purchase warrants	2,930,000	$1.50	$4,395,000	$172.72
Total	9,011,625			$531.23

(1) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2) Fee calculated in accordance with Rule 457(g) of the Securities Act estimated for the sole purpose of calculating the registration fee. We have based the fee calculation on the exercise price of the warrants issued to the Selling Shareholders.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject to Completion _____________, 2009

YELLOWCAKE MINING INC.
A NEVADA CORPORATION

9,011,625 SHARES OF COMMON STOCK OF YELLOWCAKE MINING INC.
__________________________________

The prospectus relates to the resale to the public by the Selling Shareholders of Yellowcake Mining Inc., named in the “Selling Shareholders” section of this prospectus of:

  up to 5,860,000 shares of our common stock issued in connection with private placements that we conducted on February 20, 2007 and February 28, 2007.
  up to 2,930,000 shares of our common stock which may be issued upon the exercise of share purchase warrants issued in connection with the private placements that closed on February 20, 2007 and February 28, 2007. Each share purchase warrant entitles the holder to purchase one additional share of our common stock at an exercise price of $1.50 for a period of two years from the closing date.
  up to 221,625 shares of our common stock issued to three finders in connection with the private placements that closed on February 20, 2007 and February 28, 2007.

The shares were acquired by the Selling Shareholders directly from our company in private transactions that were exempt from the registration requirements of the Securities Act of 1933. The Selling Shareholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is quoted on the OTC Bulletin Board under the symbol “YCKM”. As of February 6, 2009, the last price quoted for one share of our common stock on the OTC Bulletin Board was $0.05.

We will not receive any proceeds from the resale of shares of common stock by the Selling Shareholders, although we may receive proceeds of up to $4,395,000 if all of the 2,930,000 share purchase warrants are exercised. Each whole warrant can be exercised into one common share for $1.50 per share within a period of two years from the date of issuance. We will pay for all costs associated with this registration statement and prospectus. The Selling Shareholders will receive the proceeds from the sale of the shares being registered in this registration statement and prospectus. The Selling Shareholders are to offer the shares at market price. Based on the last price quoted for one share of our common stock on the OTC Bulletin Board on February 6, 2009, $0.05, the proceeds the Selling Shareholders could be expected to receive can be estimated as follows:

Proceeds to Selling Shareholders
Per Share	$0.05
Total	$ 293,000

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 5 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _________________ , 2009.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

You should rely only on the information contained in this prospectus and in any accompanying prospectus supplement. We have not, and the Selling Shareholders have not, authorized anyone to provide you with information different from the information contained in this prospectus. The information in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

As used in this prospectus, the terms “we”, “us”, “our”, the “company” and “Yellowcake” mean Yellowcake Mining Inc. “Securities Act” refers to the Securities Act of 1933, as amended. “Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

All dollar amounts refer to United States dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

Our company was incorporated in the State of Nevada on March 23, 2006. Effective January 23, 2007, we changed our name from “Hoopsoft Development Corp.” to “Yellowcake Mining Inc.” Our common stock is quoted on the OTC Bulletin Board under the symbol “YCKM”.

On January 23, 2007 we effected a 30 for one forward stock split of our authorized, issued and outstanding common stock. As a result, our authorized capital increased from 25,000,000 shares of common stock with a par value of $0.001 to 750,000,000 shares of common stock with a par value of $0.001.

The address of our resident agent in Nevada is The Nevada Agency and Trust Company. Their address is Suite #880, 50 West Liberty, Reno Nevada 89501. Their telephone number is (775) 322-0626. Our principal executive office is located at 598 - 999 Canada Place, Vancouver BC Canada V6E 3Z3. Our telephone number is (604) 685-4048.

We are an exploration stage company. We currently have no business revenue and our assets primarily consist of cash and mineral and joint venture rights. There can be no assurance that we will generate revenues in the future, or that we will be able to operate profitably in the future, if at all. We have incurred net losses in each fiscal year since inception of our operations. Our company has never declared bankruptcy, it has never been in receivership, and it has never been involved in any legal action or proceedings.

We hold 156 mineral claims that cover approximately 2,565 acres in Montrose County, Colorado. These mineral claims are referred to as the Uravan-Beck Properties. We intend to explore, develop, and mine uranium and vanadium from these properties. In July of 2008 we received the necessary permits from the Colorado Division of Reclamation, Mining and Safety and U.S. Bureau of Land Management to allow us to drill the Uravan-Beck Properties. We began drilling in August 2008 after we posted the reclamation bond for the drilling permit.

Prior to our determination to focus on becoming a mineral exploration company we focused our initial operations on the production and distribution of educational team sports exercise videos and Internet based software.

Number of Shares Being Offered

This prospectus covers the resale by the Selling Shareholders named in this prospectus of up to 9,011,625 shares of our common stock. The offered shares were acquired by the Selling Shareholders in several private placement transactions. All of these transactions were exempt from the registration requirements of the Securities Act of 1933. The Selling Shareholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is presently traded on the OTC Bulletin Board under the symbol “YCKM”. Please see the Plan of Distribution section at page 15 of this prospectus for a detailed explanation of how the common shares may be sold.

The following sets forth the number and percentage of outstanding shares of common stock that will be sold by the Selling Shareholders:

	Number	Percentage
All Selling Shareholders	9,011,625	17.53%
Our officers and directors who are among the Selling Shareholders	0	-

Number of Shares Outstanding

There were 51,413,768 shares of common stock issued and outstanding as of February 6, 2009.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the Selling Shareholders, although we may receive proceeds of up to $4,395,000 if all of the share purchase warrants are exercised. We will incur all costs associated with this registration statement and prospectus.

SUMMARY OF FINANCIAL DATA

The following information includes selected audited financial information for our company for the years ended July 31, 2008 and 2007 and the quarter ended October 31, 2008. The summarized financial information presented below is derived from and should be read in conjunction with our audited and unaudited financial statements, as applicable, including the notes to those financial statements, which are included elsewhere in this prospectus along with the section entitled “Plan of Operation” beginning on page 20 of this prospectus.

	For the Year Ended July 31, 2008	For the Year Ended July 31, 2007
Revenue	Nil	Nil
Net Loss for the Period	$(13,007,493)	$(4,121,534)
Loss Per Share – basic and diluted	$(0.25)	$(0.05)
	As at July 31, 2008	As at July 31, 2007
Working Capital	$558,316	$3,847,546
Total Assets	$2,285,428	$15,028,129
Total Number of Issued Shares of Common Stock	51,413,768	50,931,625
Deficit accumulated in the exploration stage	$(17,138,161)	$(4,130,668)
Total Stockholders’ Equity	$2,120,247	$14,104,689

	For the Three Months Ended October 31, 2008	For the Three Months Ended October 31, 2007
Revenue	Nil	Nil
Net Loss for the Period	$(592,927)	$(1,446,635)
Loss Per Share – basic and diluted	$(0.01)	$(0.03)
	As at October 31, 2008
Working Capital	$183,560
Total Assets	$1,795,368
Total Number of Issued Shares of Common Stock	51,413,768
Deficit accumulated in the exploration stage	$(17,731,088)
Total Stockholders’ Equity	$1,721,256

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO THIS OFFERING

Sales of a substantial number of shares of our common stock into the public market by the Selling Shareholders may result in significant downward pressure on the price of our common stock and could affect the ability of our Shareholders to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 51,413,768 shares of common stock issued and outstanding as of February 6, 2009. When this registration statement is declared effective, the Selling Shareholders may be reselling up to 9,011,625 shares of our common stock, 6,081,625 of which are included in the number of our issued and outstanding common shares as of February 6, 2009, shown above.

Any significant downward pressure on the price of our common stock as the Selling Shareholders sell the shares of our common stock could encourage short sales by the Selling Shareholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Risks Related To Our Business

Our properties are in the exploration stage. There is no assurance that we can establish the existence of any mineral resource on any of our properties in commercially exploitable quantities. Until we can do so, we cannot earn any revenues from operations and if we do not do so we will lose all of the funds that we expend on exploration. If we do not discover any mineral resource in a commercially exploitable quantity, our business could fail.

A mineral reserve is defined by the Securities and Exchange Commission (‘SEC”) in its Industry Guide 7 (which can be viewed over the Internet at http://www.sec.gov/divisions/corpfin/forms/industry.htm#secguide7) as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. The probability of an individual prospect ever having a “reserve” that meets the requirements of the Securities and Exchange Commission’s Industry Guide 7 is extremely remote; in all probability our mineral resource property does not contain any ‘reserve’ and any funds that we spend on exploration will probably be lost.

Even if we do eventually discover a mineral reserve on one or more of our properties, there can be no assurance that we will be able to develop our properties into producing mines and extract those resources. Both mineral exploration and development involve a high degree of risk and few properties which are explored are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the resource to infrastructure such as a smelter, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral resource unprofitable.

Mineral operations are subject to applicable law and government regulation. Even if we discover a mineral resource in a commercially exploitable quantity, these laws and regulations could restrict or prohibit the exploitation of that mineral resource. If we cannot exploit any mineral resource that we might discover on our properties, our business may fail.

Both mineral exploration and extraction require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labour standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that we will be able to obtain or maintain any of the permits required for the continued exploration of our mineral properties or for the construction and operation of a mine on our properties at economically viable costs. If we cannot accomplish these objectives, our business could fail.

We believe that we are in compliance with all material laws and regulations that currently apply to our activities but there can be no assurance that we can continue to remain in compliance. Current laws and regulations could be amended and we might not be able to comply with them, as amended. Further, there can be no assurance that we will be able to obtain or maintain all permits necessary for our future operations, or that we will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned exploration or development of our mineral properties.

As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program.

There are several governmental regulations that materially restrict mineral exploration. We will be subject to the laws of the State of Colorado as we carry out our exploration program. We may be required to obtain additional permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program.

If we establish the existence of a mineral resource on any of our properties in a commercially exploitable quantity, we will require additional capital in order to develop the property into a producing mine. If we cannot raise this additional capital, we will not be able to exploit the resource and our business could fail.

If we do discover mineral resources in commercially exploitable quantities on any of our properties, we will be required to expend substantial sums of money to establish the extent of the resource, develop processes to extract it and develop extraction and processing facilities and infrastructure. Although we may derive substantial benefits from the discovery of a major deposit, there can be no assurance that such a resource will be large enough to justify commercial operations, nor can there be any assurance that we will be able to raise the funds required for development on a timely basis. If we cannot raise the necessary capital or complete the necessary facilities and infrastructure, our business may fail.

Mineral exploration and development is subject to extraordinary operating risks. We do not currently insure against these risks. In the event of a cave-in or similar occurrence, our liability may exceed our resources, which would have an adverse impact on our company.

Mineral exploration, development and production involve many risks. Our operations will be subject to all the hazards and risks inherent in the exploration for mineral resources and, if we discover a mineral resource in commercially exploitable quantity, our operations could be subject to all of the hazards and risks inherent in the development and production of resources, including liability for pollution, cave-ins or similar hazards against which we cannot insure or against which we may elect not to insure. Any such event could result in work stoppages and damage to property, including damage to the environment. We do not currently maintain any insurance coverage against these operating hazards. The payment of any liabilities that arise from any such occurrence would have a material adverse impact on our company.

Uranium prices are highly volatile. If a profitable market does not exist, we may have to cease operations.

Uranium prices have been highly volatile, and are affected by numerous international economic and political factors which Yellowcake has no control. The spot price of uranium ranged from $10 per pound to $138 per pound, to the current spot price of $51 at January 16, 2009 per pound. Uranium is primarily used for power generation in nuclear power plants, and the number of customers is somewhat limited in comparison to other global commodities. The price of uranium is affected by numerous factors beyond the Company’s control, including the demand for nuclear power, increased supplies from both existing and new uranium mines, sales of uranium from existing government stockpiles, and political and economic conditions. The Company’s long-term success is highly dependent upon the price of uranium, as the economic feasibility of any ore body discovered on its properties would in large part be determined by the prevailing market price of uranium. If a profitable market does not exist, the Company could have to cease operations. At the present time, we have estimated the development of exploration costs exceed our forecast long term Uranium price. We may not recover our investments from the existing properties.

The uranium exploration and mining industry is highly competitive.

The uranium industry is highly competitive, and we are required to compete with other corporations that may have greater resources than ours. Such corporations could outbid us for potential projects or produce minerals at lower costs which would have a negative effect on our operations.

Because we may never earn revenues from our operations, our business may fail and then investors may lose all of their investment in our company.

We have no history of revenues from operations. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. Our company has a limited operating history and is in the exploration stage. The success of our company is significantly dependent on the uncertain events of the discovery and exploitation of mineral reserves on our properties or selling the rights to exploit those mineral reserves. If our business plan is not successful and we are not able to operate profitably, then our stock may become worthless and investors may lose all of their investment in our company.

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the exploration of our mineral claims in the future, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide no assurance that we will generate any revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will fail and investors may lose all of their investment in our company.

We have a history of losses and have a deficit, which raises substantial doubt about our ability to continue as a going concern.

We have not generated any revenues since our incorporation and we will continue to incur operating expenses without revenues until we are in commercial deployment. Our net loss from inception (March 23, 2006) to October 31, 2008 was $ (17,731,088). We had cash in the amount of $243,001 as of October 31, 2008 which is not expected to meet our planned cash requirements for the ensuing year. We cannot provide assurances that we will be able to successfully explore our properties and develop our business. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors’ report on our audited financial statements for the year ended July 31, 2008. Our audited financial statements for the year ended July 31, 2008 don’t include adjustments for this uncertainty. If we are unable to continue as a going concern, investors will likely lose all of their investments in our company.

Risks Related To Our Common Stock

Sales of a substantial number of shares of our common stock into the public market by the Selling Shareholders may result in significant downward pressure on the price of our common stock and could affect the ability of our Shareholders to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 51,413,768 shares of common stock issued and outstanding as of February 6, 2009. When our registration statement is declared effective, the Selling Shareholders may be reselling up to 9,011,625 shares of our common stock, 6,081,625 of which are included in the number of our issued and outstanding common shares as of February 6, 2009, shown above.

Any significant downward pressure on the price of our common stock as the Selling Shareholders sell the shares of our common stock could encourage short sales by the Selling Shareholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our Shareholders to resell their shares.

Our common stock is quoted on the OTC Bulletin Board service of the Financial Industry Regulatory Authority (FINRA). Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like the American Stock Exchange. Accordingly, our shareholders may have difficulty reselling any of their shares.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and FINRA’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

FINRA’s sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission (see above for a discussion of penny stock rules), FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus are “forward-looking statements.” These statements relate to future events or our future financial performance. These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “will,” “intends,” “may,” “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a penny stock issuer and thus we may not rely on the statutory safe harbor from liability for forward-looking statements. Further, Section 27A(b)(2)(D) of the Securities Act of 1933, as amended and Section 21E(b)(2)(D) of the Securities Exchange Act of 1934, as amended, expressly state that the safe harbor for forward-looking statements does not apply to statements made in connection with this offering.

These risks include, by way of example and not in limitation:

  risks and uncertainties relating to the interpretation of drill results, the geology, grade and continuity of mineral deposits;

  results of initial feasibility, pre-feasibility and feasibility studies, and the possibility that future exploration, development or mining results will not be consistent with our expectations;

  mining and development risks, including risks related to accidents, equipment breakdowns, labour disputes or other unanticipated difficulties with or interruptions in production;

  the potential for delays in exploration or development activities or the completion of feasibility studies;

  risks related to the inherent uncertainty of production and cost estimates and the potential for unexpected costs and expenses;

  risks related to commodity price fluctuations;

  the uncertainty of profitability based upon our history of losses;

  risks related to failure to obtain adequate financing on a timely basis and on acceptable terms for our planned exploration and development projects;

  risks related to environmental regulation and liability;

  risks that the amounts reserved or allocated for environmental compliance, reclamation, post-closure control measures, monitoring and on-going maintenance may not be sufficient to cover such costs;

  risks related to tax assessments;

  political and regulatory risks associated with mining development and exploration; and,

  other risks and uncertainties related to our prospects, properties and business strategy.

This list is not an exhaustive list of the factors that may affect any of our forward-looking statements. Many of these factors are beyond our ability to control or predict. These and other factors should be considered carefully and readers should not place undue reliance on our forward-looking statements.

Forward looking statements are made based on management’s beliefs, estimates and opinions on the date the statements are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

THE OFFERING

The prospectus relates to the resale to the public by certain Selling Shareholders of Yellowcake Mining Inc. of up to 9,011,625 of our common shares:

  up to 5,860,000 shares of our common stock issued in connection with the private placements that closed on February 20, 2007 and February 28, 2007.

  up to 2,930,000 shares of our common stock which may be issued upon the exercise of share purchase warrants issued in connection with the private placements that closed on February 20, 2007 and February 28, 2007.

  up to 221,625 shares of our common stock issue to three finders in connection with the private placements that closed on February 20, 2007 and February 28, 2007.

Each whole share purchase warrant entitles the holder to purchase one additional share of our common stock at an exercise price of $1.50 for a period of two years from the closing date.

The shares were acquired by the Selling Shareholders directly from our company in private transactions that were exempt from the registration requirements of the Securities Act of 1933 pursuant to Rule 903 of Regulation S and pursuant to Rule 506 of Regulation D and or Section 4(2) of the Securities Act of 1933, as amended. The Selling Shareholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is quoted on the OTC Bulletin Board under the symbol “YCKM”. On February 6, 2009 the closing bid price for one share of our common stock on the OTC Bulletin Board was $0.05.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the Selling Shareholders, although we may receive proceeds of up to $4,395,000 if all of the share purchase warrants are exercised. We will pay for all costs associated with this registration statement and prospectus.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. There are no restrictions that limit our ability to pay dividends on our common stock.

SELLING SHAREHOLDERS

The Selling Shareholders may offer and sell, from time to time, any or all of the common stock issued. Because the Selling Shareholders may offer all or only some portion of the 9,011,625 shares of common stock to be registered, we cannot give an exact estimate of the amount or percentage of the shares of common stock that will be held by the Selling Shareholders upon termination of this offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the Selling Shareholders as of February 6, 2009 and the number of shares of common stock covered by this prospectus.

Other than the relationships described below, none of the Selling Shareholders had or have any material relationship with us, our predecessor or affiliates within the past three years. None of the Selling Shareholders is a broker-dealer or an affiliate of a broker-dealer.

We may require the selling shareholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Name of Selling Shareholder and Position, Office or Material Relationship with Yellowcake	Common Shares beneficially owned by the Selling Shareholder Prior to the Offering (2)	Total Shares Registered for Account of Selling Shareholder	Number of Shares Owned by Selling Shareholder After Offering and Percent of Total Issued and Outstanding (1)
(a)	(b)	(c)	# of Shares	% of Class(3)
Falstaff Holdings Ltd.(4)	150,000	150,000	0	*
397370 B.C. Ltd.	150,000	150,000	0	*
Centrum Bank AG(6)	2,847,250	600,000	2,247,250	4.37%
Calibrated Technologies Inc.(7)	75,000	75,000	0	*
Neil Davey	1,207,218	225,000	982,218	1.91%
Raymond Rich	60,000	60,000	0	*
Gibralt Capital Corporation(8)	375,000	375,000	0	*
Satori Investments Ltd.(9)	75,000	75,000	0	*
Sargasso Oceanic Sciences Ltd.(10)	75,000	75,000	0	*
Don Petkau	37,500	37,500	0	*
Terra Capital Ltd.(11)	37,500	37,500	0	*
Rockmills Investments LLC(12)	300,000	300,000	0	*
Jeffrey Scott	75,000	75,000	0	*
John Seaman	60,000	60,000	0	*
Christoph Bruening	75,000	75,000	0	*
Accent Marketing Ltd.(13)	60,000	60,000	0	*
Peter Meredith	30,000	30,000	0	*
David Doherty	150,000	150,000	0	*
J. Douglas Brown	150,000	150,000	0	*
Code Consulting Ltd.(15)	75,000	75,000	0	*
Chowscano Family Trust(16)	112,500	112,500	0	*
Inter-Pro Property Corporation (USA)(17)	600,000	600,000	0	*
Anke Senze	75,000	75,000	0	*
Henry Polesky	150,000	150,000	0	*
VP Bank (Switzerland) Ltd.(18)	225,000	225,000	0	*
Yulia Nesterchuk	150,000	150,000	0	*
Shawn Englmann	150,000	150,000	0	*
Pryce Family Trust No. 1(19)	15,000	15,000	0	*
Terry Sklavenitis	15,000	15,000	0	*
Lindsay Bottomer	15,000	15,000	0	*
Brian Cole	15,000	15,000	0	*
Len Demelt	337,500	337,500	0	*
Amrit Gill	30,000	30,000	0	*
Paul Dipasquale	37,500	37,500	0	*
Marc Levy	30,000	30,000	0	*

Name of Selling Shareholder and Position, Office or Material Relationship with Yellowcake	Common Shares beneficially owned by the Selling Shareholder Prior to the Offering (2)	Total Shares Registered for Account of Selling Shareholder	Number of Shares Owned by Selling Shareholder After Offering and Percent of Total Issued and Outstanding (1)
(a)	(b)	(c)	# of Shares	% of Class(3)
Maureen Leyland	60,000	60,000	0	*
Newmag Industries Corp.(20)	22,500	22,500	0	*
Osgoode Developments Inc.(21)	37,500	37,500	0	*
Michael Paraskake	15,000	15,000	0	*
Janis Parmar	15,000	15,000	0	*
Shawn Perger	30,000	30,000	0	*
Lori Pinkowski	30,000	30,000	0	*
Tina Ricci	37,500	37,500	0	*
Gary O. Khan	37,500	37,500	0	*
Anil L. Khan	56,250	56,250	0	*
Steven N. Khan	656,250	56,250	600,000	1.17%
Stephen A. Osier	15,000	15,000	0	*
(Daniel) Scott Koyich	30,000	30,000	0	*
William Marsh	30,000	30,000	0	*
Norman J. Mackenzie	37,500	37,500	0	*
285876 Alberta Ltd.(22)	37,500	37,500	0	*
Patrick Groening	15,000	15,000	0	*
Dennis Wing	45,000	45,000	0	*
R-266 Enterprises Ltd.(23)	37,500	37,500	0	*
Michael H. Halvorson	75,000	75,000	0	*
The Umbrella Club(24)	15,000	15,000	0	*
Bob Hemmerling	15,000	15,000	0	*
Jody Dahrouge	60,000	60,000	0	*
2606 Morimoto Trust(25)	37,500	37,500	0	*
Dean Duke	75,000	75,000	0	*
Nalla Investments Ltd. (formerly 1477615 Ontario Limited)(26)	45,000	45,000	0	*
Panetta Partners, Ltd.(27)	75,000	75,000	0	*
Doug Casey	150,000	150,000	0	*
Devinder Randhawa(32)	421,438	221,438	200,000	*
Charlene D. Coffield	30,000	30,000	0	*
Phil Morehouse	15,000	15,000	0	*
Yvonne M. Velasquez	9,674	7,500	2,174	*
Brunner Joachim	37,500	37,500	0	*
Affaires Financieres S.A.(28)	300,000	300,000	0	*
David Miller	60,000	60,000	0	*
David Sidoo	150,000	150,000	0	*
Dieter A. Krewedl	15,000	15,000	0	*
Sprott Asset Management Inc.(29)	1,500,000	1,500,000	0	*
Dov Wiener	37,500	37,500	0	*
George T. Hawes	150,000	150,000	0	*
Craig Christy	15,000	15,000	0	*
David Elliott	37,500	37,500	0	*
Andrew Williams	18,750	18,750	0	*
David Shepherd	18,750	18,750	0	*

Name of Selling Shareholder and Position, Office or Material Relationship with Yellowcake	Common Shares beneficially owned by the Selling Shareholder Prior to the Offering (2)	Total Shares Registered for Account of Selling Shareholder	Number of Shares Owned by Selling Shareholder After Offering and Percent of Total Issued and Outstanding (1)
(a)	(b)	(c)	# of Shares	% of Class(3)
Millerd Holdings Ltd.(30)	75,000	75,000	0	*
Doran Flock	135,000	135,000	0	*
David M. Rush	15,000	15,000	0	*
Richard Sands	37,500	37,500	0	*
CP Capital Group Ltd.(31)	130,500	130,500	0	*
David Matousek	219,687	19,687	200,000	*
Total	13,243,267	9,011,625	4,231,642	7.45%

* holds less than 1%
(1) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, would be counted as outstanding for computing the percentage of the person holding such options or warrants but not counted as outstanding for computing the percentage of any other person.
(2) To arrive at these estimates, we have assumed that the selling shareholders will sell all 9,011,625 shares of our common stock to be registered pursuant to this offering.
(3) Based on 51,413,768 shares of common stock are issued and outstanding as of February 6, 2009
(4) David K. Fraser, the President of Falstaff Holdings Ltd., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Falstaff Holdings Ltd.
(5) John Jardine, the President of 397370 BC Ltd., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by 397370 BC Ltd.
(6) Centrum Bank AG is acting for fully managed accounts whose beneficial owners are not to be disclosed. Dr. Werner Keicher holds voting and dispositive rights but is not the beneficial owner of the shares.
(7) Gordon Clements, the President of Calibrated Technologies Inc., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Calibrated Technologies Inc.
(8) Sam Belzberg exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Gibralt Capital Corporation.
(9) Nicci Fisher exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Satori Investments Ltd.
(10) Daniel MacMullin, a Director of Sargasso Oceanic Sciences Ltd., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Sargasso Oceanic Sciences Ltd.
(11) Colin Hanes exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Terra Capital Ltd.
(12) Bill McCluskey exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Rockmills Investments LLC.
(13) Jörg Schweizer, the director and sole owner of Accent Marketing Ltd., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Accent Marketing Ltd.
(15) Lance Tracey, the President and Secretary of Code Consulting Ltd., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Code Consulting Ltd.
(16) Karl Chowscano and Shannon Chowscano, the trustees of Chowscanc Family Trust, exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Chowscano Family Trust.
(17) Robert Proznik, the President and Secretary of Inter-Pro Property Corporation (USA), exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Inter-Pro Property Corporation (USA).
(18) Daniel Lacher exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by VP Bank (Switzerland) Ltd.
(19) Ken Morgan, the Administrator of the Pryce Family Trust No. 1, exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Pryce Family Trust No. 1.
(20) Terrence Ibbetson, the President and Secretary of Newmag Industries Corp., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Newmag Industries Corp.
(21) Georgina Moxam, the President and Secretary of Osgoode Developments Inc., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Osgoode Developments Inc.

(22) Kathleen Elizabeth Mackenzie, the President of 285876 Alberta Ltd., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by 285876 Alberta Ltd.
(23) Daniel D. Coombs, the President of R-266 Enterprises Ltd., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by R-266 Enterprises Ltd.
(24) Mark Smith, the President of The Umbrella Club, exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by The Umbrella Club.
(25) Thomas Morimoto exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by 2606 Morimoto Trust.
(26) Allan Folk, the President of Nalla Investments Ltd., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Nalla Investments Ltd.
(27) Gabriele M. Cerrone, the President of Panetta Partners Ltd., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Panetta Partners Ltd.
(28) Werner Wagemann and Roland Luchsinge, Managers of Affaires Financieres S.A., exercise dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Affaires Financieres S.A.
(29) Craig Sprott exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Sprott Asset Management Inc.
(30) Don Millerd exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Millerd Holdings Ltd.
(31) Cary Pinkowski, the President of CP Capital Group Ltd., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by CP Capital Group Ltd.
(32) Includes 71,438 shares held by RD Capital Inc., over which Devinder Randhawa exercises dispositive and voting power. Devinder Randhawa is a director and former officer of Strathmore Minerals Corp., our Joint Venture Partner in the Juniper Ridge Project.

PLAN OF DISTRIBUTION

The Selling Shareholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (currently the National Association of Securities Dealers OTC Bulletin Board in the United States), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the Selling Shareholders by one or more of the following methods, without limitation:

(a)

block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
(c)	an exchange distribution in accordance with the rules of the applicable exchange;
(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(e)	privately negotiated transactions;
(f)	market sales (both long and short to the extent permitted under the federal securities laws);
(g)	at the market to or through market makers or into an existing market for the shares;
(h)	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and,
(i)	a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the Selling Shareholders of its share purchase warrants or common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resale, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the Selling Shareholders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling stockholder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the Selling Shareholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the Selling Shareholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the Selling Shareholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The financial statements for the each of the years then ended as of July 31, 2008 and 2007 included in this Prospectus and Registration Statement have been so included in reliance on the report of BDO Dunwoody LLP, an independent registered public accounting firm, (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein and in the registration statement given on the authority of said firm as experts in auditing and accounting.

Clark Wilson LLP, our independent legal counsel, has provided an opinion on the valid issuance of our common stock registered by this prospectus and registration statement, which is attached as an exhibit hereto.

DESCRIPTION OF SECURITIES

As of February 6, 2009 there were 51,413,768 shares of common stock are issued and outstanding and no preferred share issued and outstanding. Our common stock is quoted on the OTC Bulletin Board under the symbol “YCKM”.

We are authorized to issue 750,000,000 shares of common stock with a par value of $0.001. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share rateably in all net assets available for distribution to Shareholders after payment to creditors. The common stock is not convertible or redeemable and has no pre-emptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of Shareholders. There are no cumulative voting rights.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

There are no provisions in our Articles of incorporation or our Bylaws that would delay, defer or prevent a change in control of our company.

Penny Stock Rules

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

INFORMATION WITH RESPECT TO THE REGISTRANT

DESCRIPTION OF BUSINESS

Introduction

We are an exploration stage company. We currently have no business revenue and our assets primarily consist of cash and mineral and joint venture rights. There can be no assurance that we will generate revenues in the future, or that we will be able to operate profitably in the future, if at all. We have incurred net losses in each fiscal year since inception of our operations. Our company has never declared bankruptcy, it has never been in receivership, and it has never been involved in any legal action or proceedings.

During the fiscal year ended July 31, 2008, we acquired 2,565 acres in the Uravan Uranium belt from American Nuclear Fuels LLC, a Colorado company. The 2,565 acres is located in Montrose County, Colorado and is referred to as the Uravan-Beck property. We intend to explore, develop, and mine uranium and vanadium from this property. In July of 2008 we received the necessary permits from the Colorado Division of Reclamation, Mining and Safety and U.S. Bureau of Land Management to allow us to drill the Uravan-Beck property. We began drilling in August 2008 after we posted the reclamation bond for the drilling permit.

We previously intended to carry out an exploration program on what is known as the Juniper Ridge property in Wyoming. However, on December 29, 2008, we entered into a termination agreement with Strathmore Resources (US) Ltd., to terminate our joint venture agreement with Strathmore concerning the exploration of the Juniper Ridge property.

Given the continued downward pressure on metal prices, we determined that the costs of proceeding under our agreement with Strathmore to explore the Juniper Ridge property was not economically viable or in the best interests of our company’s stakeholders.

We have no further obligations under the Juniper Ridge operating agreement. We have no right to claim back any payments we have made while the agreement was in force. Strathmore remains a substantial shareholder of our company.

Prior to our determination to focus on becoming a mineral exploration company we focused our initial operations on the production and distribution of educational team sports exercise videos and Internet based software.

Corporate History

Our company was incorporated in the State of Nevada on March 23, 2006. Effective January 23, 2007, we changed our name from “Hoopsoft Development Corp.” to “Yellowcake Mining Inc.” The address of our principal executive office is 598 - 999 Canada Place, Vancouver BC Canada V6E 3Z3. Our common stock is quoted on the OTC Bulletin Board under the symbol “YCKM”.

Also on January 23, 2007, we effected a 30 for one forward stock split of our authorized, issued and outstanding common stock. As a result, our authorized capital increased from 25,000,000 shares of common stock with a par value of $0.00 1 to 750,000,000 shares of common stock with a par value of $0.001.

Mineral Properties

We hold an interest in one mineral property, the Uravan-Beck property, Colorado, as described below:

We are an exploration stage company. Our properties are presently in the exploration stage. We do not have any commercially viable reserves on any of our properties. There is no assurance that a commercially viable mineral deposit exists on any of our mineral properties. Further exploration will be required before a final evaluation as to the economic and legal feasibility of mining of any of our properties is determined. There is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit exists on any of our mineral properties.

Uravan-Beck

On October 3, 2007, we entered into a letter of intent with American Nuclear Fuels (Colorado) LLC to acquire an interest in certain uranium properties located in Gateway, Colorado owned by Beck Mining Enterprises LLC, BeckWorth Corporation, Bedrock Development LLC, Eagle Venture Group LLC and Bruce Beck.

On December 28, 2007 we entered into a master option agreement with American Nuclear Fuels (Colorado) LLC, as well as six lease and option agreements with individual claimholders, to purchase 185 mining claims, approximating 4,793 acres, in the Uravan uranium belt, Montrose County, Colorado, referred to as the Uravan-Beck property in exchange for total payments of $5,968,750 in cash and the issuance of a total of 2,765,625 shares of our common stock, payable and issuable over five years.

As of July 31, 2008, we have issued 482,143 common shares and paid $1,089,193 in cash pursuant to the terms and conditions of this agreement.

Under the master option agreement, Yellowcake has the exclusive right to access, explore and develop the properties. Under the master option agreement, all future production from the property will be subject to a 3.5% royalty payable to the underlying property holders and the members of American Nuclear Fuels (Colorado) LLC based on the contained metal value of ore after deduction of mining, transport and processing costs.

Termination of Interests

We previously held interests in the following properties which we have terminated as described below:

1.	Juniper Ridge Property;
2.	Sky Project; and,
3.	Jeep Project.

Juniper Ridge Property

Decreasing uranium prices and the lack of promising information relating to potential resources on the property led our management to conclude that continuing our joint venture with Strathmore on the Juniper Ridge Property was not in the best interests of the company. On December 29, 2008, we entered into a termination agreement with Strathmore Resources (US) Ltd., to terminate our joint venture agreement with Strathmore concerning the exploration of the Juniper Ridge property. We have no further obligations under the Juniper Ridge operating agreement. We have no right to claim back any payments we have made while the agreement was in force. Strathmore remains a substantial shareholder of our company.

Previously, on April 21, 2008 we had announced that we had reached an agreement with Strathmore Minerals Corp. and Strathmore Resources (U.S.) Ltd. to amend our Juniper Ridge Wyoming Joint Venture with Strathmore and terminate our previously-held interests in the Sky, Jeep and Conoco Files (also known as the Texas Database project) projects. We amended the structure of our joint venture with Strathmore at their request. We did this at the request of our joint venture partner, Strathmore, who wanted to restructure our arrangement for tax planning purposes. During the transition to the LLC, we renegotiated our arrangements with Strathmore regarding the Juniper Ridge Project and released our options regarding the Jeep and Sky properties because they had not proven to be a likely or viable mineral resource following our initial geological assessments.

Sky Project

From July 31, 2007 until April 21, 2008, we had held an option to earn up to a 60% interest in the Sky Project, pursuant to a joint venture agreement with Strathmore Resources (US) Ltd. The Sky Project is situated on 1,033 Acres in Fremont County in Wyoming, roughly 25 miles east of the city of Riverton. On April 21, 2008, we entered into a termination agreement with Strathmore Resources (US) Ltd. terminating our option and joint venture agreement regarding the Sky Project. We have no further obligations under the option and joint venture agreements regarding the Sky Project.

Jeep Project

From July 31, 2007 until April 21, 2008, we held an option to earn up to a 60% interest in the Jeep claims pursuant to a joint venture agreement with Strathmore Resources (US) Ltd. The Jeep Project is in close proximity to the Sky Project and is roughly 45 miles east of Riverton. On April 21, 2008, we entered into a termination agreement with Strathmore Resources (US) Ltd. terminating our option and joint venture agreement regarding the Jeep Project. We have no further obligations under the option and joint venture agreements regarding the Jeep Project.

Plan of Operations and Cash Requirements over the Next Twelve Months

Current Status of Exploration Projects

At the Uravan-Beck Property, located in the Uravan district of Montrose County, Colorado, an extensive data base for the Return Mine has been acquired. This data includes over 400 drill holes, mine designs for an expanded mine, and economic models for the proposed mine. In the past year we drilled 6,508 feet and have plans to apply for drill permits to drill an additional 75,000 feet over the next 12 month period.. This drilling will verify the resource at the Return Mine and will verify mineralization at selected other known areas of unmined but known mineralization. Stewart Brothers Drilling of Milan New Mexico has been selected as the drilling contractor. JBR Environmental Consultants Inc. has been selected to obtain the drill permits for Yellowcake. Drilling began in August 2008 after we posted the reclamation bond for the drilling permit.

We intend to explore, develop, and mine uranium and vanadium from this property. In July of 2008 we received the necessary permits from the Colorado Division of Reclamation, Mining and Safety and U.S. Bureau of Land Management to allow us to drill the Uravan-Beck property.

Competition

We are a mineral resource exploration company. We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration. This competition could adversely impact on our ability to finance further exploration and to achieve the financing necessary for us to develop our mineral properties.

Compliance with Government Regulation

Our mineral claims in the State of Colorado are comprised of unpatented lode mining claims located on federal land managed by the U.S. Bureau of Land Management and the Colorado Division of Reclamation Mining and Safetyf. Mining activities on the claims must be carried out in accordance with permits issued by the Colorado Division of Reclamation, Mining and Safety and U.S. Bureau of Land Management.

In July of 2008 we received the necessary permits from the Colorado Division of Reclamation, Mining and Safety and U.S. Bureau of Land Management to allow us to drill the Uravan-Beck property.

We are committed to complying with and are, to our knowledge, in compliance with, all governmental and environmental regulations applicable to our company and our properties. We do not currently own or operate any mines and are not required to comply with the requirements of these regulatory authorities. We cannot predict the extent to which these requirements will affect our company or our properties if we identify the existence of minerals in commercially exploitable quantities. In addition, future legislation and regulation could cause additional expense, capital expenditure, restrictions and delays in the exploration of our properties.

To maintain our claims, we must pay a claim maintenance fee of $125.00 per claim to the U.S. Federal Bureau of Land Management on or before August 31 of each calendar year, including 2009. We have 156 claims on the Uravan-Beck properties. That means we must spend at least $19,500 per year to maintain our claims. If we fail to pay the maintenance fees, we would likely lose the claims.

County filing fees for documents is $6.00 for the first page and $5.00 per page thereafter and an additional $0.25 per claim.

Research and Development Expenditures

We did not incur expenditures in research and development over the last fiscal year.

Employees

Currently, we do not have any employees other than our directors and officers. Our directors and certain contracted individuals play an important role in the running of our company. We do not expect any material changes in the number of employees over the next 12 month period. We do and will continue to outsource contract employment as needed.

We engage contractors from time to time to consult with us on specific corporate affairs or to perform specific tasks in connection with our exploration programs.

We retain consultants on the basis of ability and experience. Except as set forth above, neither we nor any person acting on our behalf has any preliminary agreement or understanding, nor do we contemplate any such, concerning any aspect of our operations pursuant to which any person would be hired, compensated or paid a finder’s fee.

Subsidiaries

We do not have any subsidiaries.

Intellectual Property

We do not own, either legally or beneficially, any patent or trademark. Executive Offices

The address of our principal executive office is 598 - 999 Canada Place, Vancouver, BC Canada V6E 3Z3. We pay $1,500 per month for rental of our principal office which consists of 2,520 square feet. Our landlord is CP Capital. The rental is on a month to month term with no written lease.

Mineral Properties

Uravan-Beck project

Location and description, Access to Property

Our Uravan-Beck project is located in Montrose County, Colorado. There are 156 unpatented lode mining claims. This locale is about 65 miles south of Grand Junction, Colorado, and situated astride state highway #141 and the adjacent Dolores River. The property consists of 2,565 acres which area is shown on the Red Canyon and Roc Creek U.S. Geological Survey (USGS) topographic quadrangle maps. The property is transected by many old drill roads.

Geology

The Uravan-Beck properties are located on either side of the highway and north-flowing Dolores River. On the west side of the river, our properties are underlain by the lower half of the Salt Wash which is host to lower “rim” uranium deposits. On the east side, our properties are underlain by a full section of Salt Wash and host both upper “rim”, middle “rim”, and lower “rim” uranium deposits as can be observed in the west-facing cliff face above the east side of the river.

Previous exploration and development history

Mr. Bruce Beck, Moab, Utah, former uranium miner and locator of the Company property, estimates 1,700 old drill holes, perhaps dating from the 1960s, many forming clusters of close-proximity holes, are present in the project area. Thus far, about two dozen clusters, so-called ‘drill outs,’ have been found. Drill hole probing with portable scintillation equipment indicates local gamma response, equivalent uranium, at relatively shallow depth in these old holes.

General Electric Uranium Management Company (GEUMCO) acquired 23 claims in the Carpenter Flats area in 1977. From then to 1980 GEUMCO drilled 61 holes in the area, which we believe to be on our property

In 1981, a limited partnership of Wisconsin nuclear power utilities, the Dolores Bench Limited Partnership, Green Bay, Wisconsin, also known as the ‘Kewaunee group’, consisting of Wisconsin Public Service Corp., Madison Gas and Electric and Wisconsin Power and Light, acquired GEUMCO’s claims. The Kewaunee group formed in the mid-1970s to secure uranium reserves and maintain long-term uranium concentrate supply capability. A company called Minerals Recovery Corp. (MRC), now defunct, was contracted to explore the Kewaunee group properties in the Uravan district and elsewhere.

MRC drilled 30 holes in 1982, 94 holes in 1983, and 84 holes in 1984 for a total of 27,368 feet in 208 holes on what are now our Uravan-Beck properties. The average drill depth for the program was 132 feet. We do not know of any reports of findings or results from that drilling.

Acquisition of previous drill information for the Return Mine area

In early 2008, the Company purchased the data base of the results of drilling for the 208 development drill holes completed by MRC as well as some information for the 61 exploration drill holes completed by GEUMCO on the property. The MRC holes were originally gamma-logged for uranium by Superior Logging, Naturita, Colorado, and the rock cuttings were chemically analyzed for V2O5. The drill pattern covers an area of about 1,500 feet by 1,500 feet.

Figure 2 Location of Uravan-Beck Project

TRANSFER AGENT AND REGISTRAR

Our transfer agent for our common stock is Rough Stock Transfer Inc. at 5700 West Plan Parkway, Suite 100, Plano, Texas 75096. Telephone (972) 381-2782.

Our registrar is The Nevada Agency and Trust Company, Suite #880, 50 West Liberty, Reno Nevada 89501. Their telephone number is (775) 322-0626.

LEGAL PROCEEDINGS

As of February 6, 2009, we know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, executive officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our stock is listed for quotation on the OTC Bulletin Board under the trading symbol “YCKM”. Our common shares initially began trading on the OTC Bulletin Board on November 20, 2006 under the trading symbol “HSDV”. The following table sets forth, for the periods indicated, the high and low bid information for each quarter within the last two fiscal years ended July 31, 2008 and subsequent interim period as reported by the quotation service operated by the OTC Bulletin Board. All quotations for the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Quarter Ended	Bid High	Bid Low
October 31, 2008	$0.36	$0.05
July 31, 2008	$0.60	$0.09
April 30, 2008	$0.83	$0.35
January 31, 2008	$1.94	$0.56
October 31, 2007	$2.35	$1.25
July 31, 2007	$3.64	$1.42
April 30, 2007	$3.45	$0.00
January 31, 2007	$0.00	$0.00
October 31, 2006	$0.00	$0.00

The last sale price of our common stock on February 6, 2009, was $0.05 per share.

There are 51,413,768 shares of common stock are issued and outstanding as of February 6, 2009. The transfer agent and registrar for our common stock is Rough Stock Transfer Inc., 6860 N. Dallas Parkway, Suite 200, Plano, TX 75024, phone number (972) 381-2782.

Dividend Policy

Since our inception, we have not declared nor paid any cash dividends on our capital stock and we do not anticipate paying any cash dividends in the foreseeable future. Our current policy is to retain any earnings in order to finance the expansion of our operations. Our board of directors will determine future declarations and payments of dividends, if any, in light of the then-current conditions they deem relevant and in accordance with applicable corporate law.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

We would not be able to pay our debts as they become due in the usual course of business; or

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Equity Compensation Plan Information

On May 10, 2007, our board of directors approved the 2007 Stock Option Plan (the “2007 Plan”). Under the terms of the 2007 Plan, options to purchase up to 5,000,000 shares of our common stock may be granted to our officers, directors, employees and permitted consultants of our company. The 2007 Plan provides that exercise price be:

(i)	not less than fair market value per Common Share at the Date of Grant, if the Optionee is an employee;

(ii)	not be less than 110% of the fair market value per Common Share at the Date of Grant if the Optionee is a greater than 10% stockholder; and

(iii)	equal to the exercise price for the substituted option of the other corporation, if the Options are being granted in substitution for outstanding options of another corporation.

The following table sets forth certain information concerning all equity compensation plans previously approved by Shareholders and all previous equity compensation plans not previously approved by Shareholders, as of the most recently completed fiscal year.

Equity Compensation Plan Information As At July 31, 2008

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity Compensation Plans approved by security holders	Nil	N/A	N/A
Equity Compensation Plans not approved by security holders	2,100,000	$2.00	2,900,000
Total	2,100,000	$2.00	2,900,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited and un-audited financial statements and the related notes that appear elsewhere in this registration statement and prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement and prospectus, particularly in the section entitled “Risk Factors” beginning on page 3.

Our audited and unaudited financial statements are stated in United States dollars and are prepared in accordance with United States generally accepted accounting principles.

Current Status of Exploration Projects

At the Uravan-Beck Property, located in the Uravan district of Colorado, an extensive data base for the Return Mine has been acquired. This data includes over 400 drill holes, mine designs for an expanded mine, and economic models for the proposed mine. In the past year we drilled 6,508 feet and have plans to apply for drill permits to drill an additional 75,000 feet over the next 12 month period. This drilling will verify the resource at the Return Mine and will verify mineralization at selected other known areas of unmined but known mineralization. Stewart Brothers Drilling of Milan New Mexico has been selected as the drilling contractor. JBR Environmental Consultants Inc. has been selected to obtain our drilling permits. In July of 2008 we received the necessary permits from the Colorado Division of Reclamation, Mining and Safety and U.S. Bureau of Land Management to allow us to drill the Uravan-Beck property. We began drilling in August 2008 after we posted the reclamation bond for the drilling permit.

Liquidity and Capital Resources Three Months Ended October 31, 2008

Our financial condition for the three months ended October 31, 2008 and 2007 and the changes between those periods for the respective items are summarized as follows:

Working Capital

	October 31,	July 31, 2008
	2008
Current Assets	$257,672	$723,497
Current Liabilities	74,112	165,181
Working Capital	$183,560	$558,316

The decrease in our working capital was primarily due to the Company continuing to meet its claim maintenance obligations, limited drilling and costs associated with filing the S-1.

Cash Flows	Three months ended
	October 31
	2008	2007
Net cash used in Operating Activities	$(408,452)	$(676,175)
Net cash provided by Financing Activities	-	-
Net cash used in Investing Activities	-	-
Increase (decrease) Cash and Cash Equivalents during the period	$(408,452)	$(676,175)

Cash Used In Operating Activities
During the three months ended October 31, 2008 we used net cash in operating activities in the amount of $408,452. The cash used in the three months ended October 31, 2008 by our operating activities is primarily represented by mineral property expenditures, fees paid to management and consultants, and professional services received. For the same period in the prior year the cash used in operating activities were used predominately in mineral property activities, management and consultant fees, professional fees and travel.

Cash from Financing Activities
During the three months ended October 31, 2008 and 2007, the cash from financing activities was $Nil as we did not raise additional capital financing in either period.

Cash from Investing Activities
During the three months ended October 31, 2008 and 2007, we did not acquire additional mineral interest and rights.

Our financial condition for the three months ended October 31, 2008 and October 31, 2007 and the changes between those periods for the respective items are summarized as follows:

Results of Operation Three Months Ended October 31, 2008

The following summary of our results of operations should be read in conjunction with our unaudited financial statements for the three months ended October 31, 2008.

Revenues

We are presently in the exploration stage of our business, have not earned any revenues to date, and do not anticipate earning revenues, if ever, until such time as we discover commercially extractable quantities of uranium and enter into commercial production of our current claims, or any other mineral property we may acquire from time to time, under a joint venture agreement or other arrangement.

Expenses

In the table below shows our operating results for the three months ended October 31, 2008 and our operating results for the three months ended October 31, 2007:

	Three Months Ended
	October 31
	2008	2007
Expenses
Consulting fees (Note 6)	$26,086	$72,105
General and administrative	32,979	6,955
Investor relations and communication	-	102,176
Management fees (Notes 6 and 7)	261,567	553,045
Mineral property interests (Note 4)	225,722	712,441
Financing costs	-	-
Professional fees	47,458	49,341
Total Expenses	$593,812	$1,496,063

Consulting and management fees represent fees paid for services rendered and are paid to officers and directors and consultants, and the fair values of stock options expensed for stock options granted to these individuals. We recorded an aggregate amount of $287,653for the three months ended October 31, 2008 as compared to $625,150 in 2007. Reduction in consulting and management fees from the same period in 2007 was primarily the departure of a number of consultants and two directors of the Company.

General and administrative expense

General and administrative expense includes rent, travel, office supplies and office services. The increase in our general and administrative expenses for the three months ended October 31, 2008 was due primarily to the increase in activities during the quarter ended October 31, 2008 as compared to the same period in 2007.

Investor relations and communication

The significant decrease in this expenditures was due to the promotion and advertising activities in connection with our change of business and name during the first quarter ended October 31, 2007. As we were a new mining company as opposed to a software company in previous years, we needed to promote our company to potential investors. We incurred approximately $86,000 in contracting Value relations International, a non-related company, for advertising activities. We also incurred additional $14,000 advertising in two domain sites. The Company continued to incur such expenditures until the current fiscal year ended July 31, 2008 but did not renew the advertising work with these organizations during the current quarter ended October 31, 2008.

Mineral property interests

During the quarter ended October 31, 2008, we incurred mineral property claim maintenance costs (interests) of $225,722 compared to $712,441 in the same quarter of 2007. Decrease in expenditures was primarily due to reduction of exploration activities at the Juniper Ridge property as well as at the Sky and Jeep properties due to the termination of agreements in April 2008.

Professional fees

Professional fees include legal expenses in connection with major contracts and general corporate matters and audit expenses. The decrease in legal and audit fees for the three months ended October 31, 2008 as compared to the same quarter of 2007 was primarily due to the additional legal advice on the negotiation of the acquisition of Beck property and the 2007 audit fees during the period ended October 31, 2007. Our legal expenses represent amounts paid to legal counsel in connection with our corporate activities and the preparation or review of our reports and other disclosure filed with the SEC. Legal and audit expenses will be ongoing during fiscal 2009 as we are subject to the reporting obligations of the Securities Exchange Act of 1934, as amended, and BCSC Instrument 59-509.

Anticipated Cash Requirements

We estimate that our total expenditures over the next 12 months will be approximately $1,409,000. Our plan of operations for the next 12 months is to complete the following objectives:

Expense	Cost
Consulting Fees	$60,000
General and administrative	70,000
Investor relations	60,000
Management fees	84,000
Beck Project	1,035,000
Professional fees	100,000
Total	$1,409,000

At October 31, 2008, we had cash and prepaid expenses available in the amount of $257,672 and account payable and accrued liabilities of $74,112. We would have $168,889 available after paying off the liabilities. We will require additional funds to implement our growth strategy in exploration operations over the next 12 months ending October 31, 2009. These funds may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. If we need and are unable to obtain additional financing, we could be forced to scale down or cease operations and investors could lose their entire investment in our common stock. We may continue to be unprofitable.

As of January 23, 2009, we had cash available of approximately $138,590 and account payable and accrued liabilities of approximately $36,000. We would have approximately $102,590 available after paying off the liabilities. We will require additional funds to implement our growth strategy in exploration operations over the next 12 months ending January 31, 2010. These funds may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. If we need and are unable to obtain additional financing, we could be forced to scale down or cease operations and investors could lose their entire investment in our common stock. We may continue to be unprofitable.

Purchase of Significant Equipment

We do not intend to purchase any significant equipment over the twelve months ending January 31, 2010 other than office computers, furnishings, and communication equipment as required.

Results of Operations 12 Months Ended July 31, 2008

Revenue

We are presently in the exploration stage of our business, have not earned any revenues to date, and do not anticipate earning revenues, if ever, until such time as we discover commercially extractable quantities of uranium and enter into commercial production of our current claims, or any other mineral property we may acquire from time to time, under a joint venture agreement or other arrangement.

Expenses

Our expenses for the fiscal years ended July 31, 2008 and July 31, 2007 are outlined in the table below:

	Year Ended	Year Ended
	July 31,	July 31,
	2008	2007
Consulting fees	$28,050	$346,902
General and administrative	89,816	73,687
Impairment of mineral interests	10,357,142	-
Investor relations and communications	104,342	101,806
Management fees	1,050,873	2,071,282
Mineral property interests	1,124,316	665,421
Financing Costs	-	709,200
Professional fees	348,142	193,153
Total expenses	$13,102,681	$4,161,451

Consulting and management fees

Consulting and management fees represent fees paid to services paid for services rendered and are paid to officers and directors and consultants, and the fair values of stock options expensed for stock options granted to these individuals. The Company recorded an aggregate amount of $787,828 for the year ended July 31, 2008 as compared to $2,370,719 in 2007. The Company had granted options to four officers and directors and consultants, the related stock options expense was recorded as part of management fees and consulting fees for the year ended July 31, 2007. During the current year ended July 31, 2008, two directors and three consultants had left and thus their related expenses were not recognized in the year.

General and administrative expense

General and administrative expense includes rent, travel, office supplies and office services. The increase in our general and administrative expenses for the year ended July 31, 2008 was due to costs incurred maintaining a corporate office for a full year.

Impairment of mineral interests

The write down represents the carrying value of mineral interest rights on the Juniper property. Based on our analysis, the forecast long term uranium price is expected to be lower than the estimated costs for development extraction on the Juniper property and it is not economically feasible to continue with the exploration and drilling work at the present time. As a result, we have written down the mineral interest in Juniper Ridge property to a nominal value, $1, as of the year ended July 31, 2008. If at such time in the future, management determines that the market price of Uranium supports mining this property, the Company will re-evaluate its interest. However, the Company will continue with its claim maintenance obligations.

Mineral property interests

Mineral property interests represent expenditures under the option agreement to earn an interest in the Juniper Ridge property, funds expended on the Texas data base and exploration expenses incurred under binding letters of intent to enter into option agreements on the Sky and Jeep properties.

Financing costs

Pursuant to the terms and conditions of the private placement, the Company agreed to use its best efforts to register the common shares issued in the private placements for resale by the purchasers within 180 days of issue. The Company also agreed, if the shares had not been registered by that date, to pay as a penalty to each purchaser an amount equal to 2% of the amount invested for each month that the shares remained unregistered, to a maximum of 6 months. As the Company did not complete the filing within the specified time period, we had accrued and recorded the amount as financing costs in 2007. No such financing costs were incurred during the year ended July 31, 2008.

Professional fees

Professional fees include legal expenses in connection with major contracts and general corporate matters and audit expense for the year. The increase in legal and audit fees for the year ended July 31, 2008 was due expanded scope of operations. Our accounting and auditing expenses were incurred in connection with the preparation of our audited financial statements and unaudited interim financial statements. Our legal expenses represent amounts paid to legal counsel in connection with our corporate activities and the preparation or review of our reports and other disclosure filed with the SEC. Legal and audit expenses will be ongoing during fiscal 2009 as we are subject to the reporting obligations of the Securities Exchange Act of 1934, as amended, and BCSC Instrument 59-509.

Liquidity and Financial Condition

Our financial condition for the year ended July 31, 2008 and July 31, 2007 and the changes between those periods for the respective items are summarized as follows:

Working Capital

	July 31,	July 31,
	2008	2007

Current Assets	$723,497	$4,770,986
Current Liabilities	165,181	923,440
Working Capital	$558,316	$3,847,546

The decrease in our working capital was primarily due to costs associated with claim maintenance under the Strathmore agreement and the costs associated with the Beck properties.

Cash Flows

			Inception
			(March 31,
	Year Ended	Year Ended	2006) to
	July 31,	July 31,	July 31,
	2008	2007	2008
Net cash used in Operating Activities	$(2,620,167)	$(901,384)	$(3,529,335)
Net cash used in Investing Activities	(1,426,707)	(100,000)	(1,526,707)
Net cash provided by Financing Activities	-	5,652,495	5,707,495
Increase (decrease) in Cash and Cash Equivalents	$(4,046,874)	$4,651,111	$651,453
During the Period

Cash Used In Operating Activities

During the year ended July 31, 2008 we used net cash in operating activities in the amount of $2,260,167. The cash used in year ended July 31, 2008 by our operating activities is primarily represented by mineral property expenditures and payment of financing costs. Administrative expenses and investor relations net of interest income comprise the balance. For the prior year the cash used in operating activities is represented solely by administrative expenses.

Cash from Financing Activities

We received no net cash from financing activities during the year ended July 31, 2008 compared to $5,652,495 received during the year ended July 31, 2007. During the 2007, the net cash generated by financing activities is attributable to the private placement financings of our common stock that we have completed for the year.

Cash from Investing Activities

During the year ended July 31, 2008, we incurred a total of $1,426,707 in investing activities compared to $100,000 for the same period in 2007. The increase spending in investing was primarily due to the addition of Beck property. Pursuant to the agreement, we had paid an aggregate of $1,089,193 to the vendors of Beck. We also paid $130,400 to the State of Colorado as reclamation bond for the application of drilling permit for the Beck property. We have drilled about 40 holes in August 2008. We also incurred $107,114 in exploration advances to Strathmore.

Future Financings

Our plan of operation calls for significant expenses in connection with our properties. We recorded revenue of Nil during the years ended July 31, 2008 and 2007. As of July 31, 2008, we had a deficit accumulated during the exploration stage of $17,138,161 since inception. As of January 23, 2009, we had cash available of approximately $138,590 and for the next 12 months, management anticipates that the minimum cash requirements to fund our proposed exploration program and our continued operations will be approximately $1,409,000. Accordingly, we do not have sufficient funds to meet our planned expenditures over the next 12 months and will need to seek additional financing to meet our planned expenditures.

Obtaining additional financing is subject to a number of factors, including the market prices for uranium. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. Since our inception, we have used our common stock to raise money for our operations and for our property acquisitions. We have not attained profitable operations and are dependent upon obtaining financing to pursue our plan of operation. For these reasons, our independent auditors believe there exists a substantial doubt about our ability to continue as a going concern.

We have suffered recurring losses from operations. The continuation of our company is dependent upon our company raising additional capital. In this regard we have raised additional capital through the private placements noted above but we will still require additional funds to continue our operations and plans.

The continuation of our business is dependent upon obtaining further financing, a successful program of exploration, and, further in the future, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current shareholders. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. We will pursue various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be unable to conduct our operations as planned, and we will not be able to meet our other obligations as they become due. In such event, we will be forced to scale down or perhaps even cease our operations.

Going Concern

The audited financial statements accompanying this report have been prepared on a going concern basis, which implies that our company will continue to realize its assets and discharge its liabilities and commitments in the normal course of business. Our company has not generated revenues since inception, has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of our company as a going concern is dependent upon the continued financial support from its shareholders, the ability of our company to obtain necessary equity financing to achieve its operating objectives, confirmation of our company’s interests in the underlying properties, and the attainment of profitable operations. As at July 31, 2008, our company has accumulated losses of $17,138,161 of which $10,357,142 represents a write down on the Juniper property.

Due to the uncertainty of our ability to meet our current operating expenses and the capital expenses noted above, in their report on the annual financial statements for the year ended July 31, 2008, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors. The continuation of our business is dependent upon us raising additional financial support. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Recently Issued Accounting Standards

In December 2007, the FASB issued SFAS 141R “Business Combinations” which is effective for fiscal years beginning after December 15, 2008. SFAS 141R, which will replace FAS 141, is applicable to business combinations consummated after the effective date of December 15, 2008. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement did not have a material effect on the Company’s future reported financial position or results of operations.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement did not have a material effect on the Company’s financial statements.

In December 2007, the FASB also issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, and an amendment of ARB 51”. SFAS No. 160 will change the accounting and reporting for minority interests, which will be re-characterized as non-controlling interests and classified as a component of equity. SFAS No. 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008 and interim periods within those fiscal years. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

In March 2008, the FASB issued SFAS 161 “Disclosures about Derivative Instruments and Hedging Activities – an amendment of SFAS 133. This Statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

In May 2008, the FASB issued SFAS 162 “The Hierarchy of Generally Accepted Accounting Principles” This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

Application of Critical Accounting Estimates

The financial statements of our company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

Mineral Property and Exploration Costs

Exploration costs are expensed as incurred. Development costs are expensed until it has been established that a mineral deposit is commercially mineable and a production decision has been made by our company to implement a mining plan and develop a mine, at which point the costs subsequently incurred to develop the mine on the property prior to the start of mining operations are capitalized.

Our company capitalizes the cost of acquiring mineral property interests, including undeveloped mineral property interests, until the viability of the mineral interest is determined. Capitalized acquisition costs are expensed if it is determined that the mineral property has no future economic value. Exploration stage mineral interests represent interests in properties that are believed to potentially contain (i) other mineralized material such as measured, indicated or inferred resources with insufficient drill hole spacing to qualify as proven and probable mineral reserves and (ii) other mine-related or greenfield exploration potential that are not an immediate part of measured or indicated resources. Our company’s mineral rights are generally enforceable regardless of whether proven and probable reserves have been established. Our company has the ability and intent to renew mineral rights where the existing term is not sufficient to recover undeveloped mineral interests.

Capitalized amounts (including capitalized development costs) are also written down if future cash flows, including potential sales proceeds, related to the mineral property are estimated to be less than the property’s total carrying value. Management of our company reviews the carrying value of each mineral property periodically, and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Reductions in the carrying value of a property would be recorded to the extent that the total carrying value of the mineral property exceeds its estimated fair value. We wrote down the amount of $10,357,142 as impairment of mineral interests on the Juniper property for the fiscal year ended July 31, 2008. We did not have write downs of mineral property interests for the year ended July 31, 2007, as well as for the three months period ended October 31, 2008 and 2007.

At July 31, 2008, we made the decision to write down our investment in the Juniper Ridge property to $1.00 due to management’s projected mid and long term uranium market pricing which we believe will be below the cost of development and extraction on these properties.

Asset Retirement Obligations

In accordance with Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (''SFAS 143''), the fair value of an asset retirement cost, and corresponding liability, should be recorded as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. Our company will record an asset retirement obligation to reflect its legal obligations related to future abandonment of its mineral interests using estimated expected cash flow associated with the obligation and discounting the amount using a credit-adjusted, risk-free interest rate. At least annually, our company will reassess the obligation to determine whether a change in any estimated obligation is necessary. Our company will evaluate whether there are indicators that suggest the estimated cash flows underlying the obligation have materially changed. Should those indicators suggest the estimated obligation has materially changed; our company will accordingly update its assessment. At October 31, 2008, our company had not undertaken any drilling activity on its properties had not incurred significant reclamation obligations. As such, no asset retirement obligation accrual was made in the fiscal years ended July 31, 2008 and 2007 as well for the three months period ended October 31, 2008 and 2007 financial statements.

Stock-based Compensation

Management has made significant assumptions and estimates determining the fair market value of stock-based compensation granted to employees and non-employees. These estimates have an effect on the stock-based compensation expense recognized and the additional paid-in capital and share capital balances on our company’s Balance Sheet. The value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. For non-employees, such amount is revalued on a quarterly basis. To date, substantially all of our stock option grants have been to directors and employees. Increases in our share price will likely result in increased stock option compensation expense. The Black-Scholes option-pricing model requires the input of subjective assumptions, including the expected term of the option award and stock price volatility. The expected term of options granted for the purposes of the Black-Scholes calculation is the term of the award since all grants are to non-employees. Because our company has only recently become a mineral exploration company, the expected volatility is based on comparable junior mineral exploration companies who granted similar term options. These estimates involve inherent uncertainties and the application of management judgment.

Purchase of Significant Equipment

We do not anticipate the purchase or sale of any plant or significant equipment during the next 12 months.

Personnel Plan

We do not anticipate any significant changes in the number of employees during the next 12 months.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

We have engaged the firm of BDO Dunwoody LLP, as of June 1, 2007. During the last two fiscal years and subsequent interim periods preceding their engagement, BDO Dunwoody LLP was not consulted on any matter relating to accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers, Promoters and Control Persons

As at the date of this report, our directors and executive officers, their ages, positions held, and duration of such, are as follows:

All directors of our company hold office until the next annual meeting of the Shareholders or until their successors have been elected and qualified. The executive officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors, executive officers and the executive officers of our operating subsidiaries, as well as the positions held, age and duration of appointment for such persons are as follows:

Name	Position Held with our Company	Age	Date First Elected or Appointed
William Tafuri	President, CEO, CFO, Secretary, Treasurer and Director	67	January 16, 2007
H. Richard Klatt	Director	71	February 9, 2007
Siegfried Muessig	Director	86	December 3, 2007
James Malone	Director	55	December 3, 2007

Identification of certain significant employees

Name	Position Held with our Company	Age	Date Appointed
David McAdam	Financial Consultant	49	July 28, 2008

Business Experience

The following is a brief account of the education and business experience of our directors and executive officers during at least the past five years, indicating their business experience, principal occupations during the period, and the names and principal businesses of the organizations by which they were employed.

William Tafuri

Mr. Tafuri is a registered professional geologist. Mr. Tafuri has over thirty years of diverse mining experience in precious and base metals, including management positions for major international mining companies.

Since 2004, Mr. Tafuri has served as the Vice President and Director of Operations for Centrasia Mining Corp, company listed on the TSX-Venture Exchange (TSX-V: CTM). During this time he has managed exploration projects throughout the western USA and Central Asia.

Since 2001, Mr. Tafuri has served as a consultant providing geologist services. During this time he managed coal exploration projects in the Western US. Additionally, he served as a consultant to private investors, evaluating mining properties in Kazakhstan, Kyrgyz Republic and the Russian Federation .

Mr. Tafuri received a PhD in Geology from the University of Utah, Salt Lake City, Utah. He also received a Masters of Science degree in Geology and a Bachelors of Science degree in Geology at the University of Nevada, Reno, Nevada.

H. Richard Klatt

Mr. Klatt is a registered professional geologist. Mr. Klatt has developed and implemented exploration programs for precious and base metals, and other commodities for over 35 years in the United States, Canada, Mexico and Panama. From 2004 to 2006, Mr. Klatt served as a consultant providing mineral exploration geologist services. During this time he completed extensive lithology-logging for base and precious metals for a drill program at the south rim of the Bingham copper mine in Utah for Grand Central Silver Mines located in Carrollton, Texas. In mid-2006, he directed a 2,100 feet diamond drilling program for gold and cobalt in the Belt-Percell basin located in eastern Idaho, for Salmon River Resources of Vancouver, British Columbia. In mid-2006, he completed a 6,000 feet diamond drilling program for zinc in western Utah for Franconia Minerals Corp. located in Spokane, Washington. In early 2006, he directed a 6,000 m rotary drilling program for uranium in Western Colorado for U.S. Energy of Riverton, Wyoming. In early 2005, he researched opportunity for development of uranium resources in selected regions for Kennecott Exploration Company of Salt Lake City, Utah. In early 2004, he oversaw initial development drilling for vein-hosted base metals in the Zacatecas district, Zacatecas, Mexico, for Capstone Gold of Vancouver, British Columbia.

From 2000 to 2003, Mr. Klatt performed economic geology research. He pursued the study of the geology of platinum-group metals in anticipation of increasing future demand for these metals and subsequently assembled a comprehensive database of the geology of conventional and unconventional platinum-group metals and their global distribution that is self-published and sold in CD-ROM format as a guide for platinum-group exploration. Reviewed the geology of Mexico and identified exotic tectonostratigraphic terrains comprising Mexico that are permissive for discovery of gold and platinum and created a database of this information as a guide for exploration.

Mr. Klatt received a Bachelor of Science degree in Geology at the University of Illinois, Urbana, Illinois. He also completed course work in Carbonate Petrology at the University of Utah, Salt Lake City, Utah.

Siegfried Muessig

Siegfried Muessig, PhD, has over 50 years of international experience in exploration, mining, and management. As vice president of Getty Mining Company he organized, staffed, and directed a worldwide exploration, acquisition, and mining organization of about 70 professionals. Before joining Getty, Mr. Muessig was Chief Geologist of U. S. Borax and was a mineral deposits geologist with the U. S. Geological Survey. Since the disbandment of Getty, he has been a senior advisor to major mining companies and as president of Crystal Exploration Inc. operated a diamond exploration program in the U.S. in joint venture with Dow Chemical and Ashton Mining Co. He is a past president of the Society of Economic Geologists, a Distinguished Member of the Society of Mining, Metallurgy, and Exploration (SME), a Fellow of the Geological Society of America and served on the Committee on Geology of the National Academy of Science. He is a Founding Member of the Division of Energy Minerals of the American

Association of Petroleum Geologists, and served on the Uranium Advisory Committee of the American Mining Congress.

James Malone

James Malone has more than 39 years of experience in the nuclear power industry. Mr. Malone is Vice President, Nuclear Fuels for Exelon Generation since 1999. Mr. Malone is a member of the American Nuclear Society and is Past Chairman, Fuel Cycle Waste Management Division. Mr. Malone spent several years at SWUCO, Inc. as a SWU broker. Prior to SWUCO he was Manager of Economic Analysis at Yankee Atomic. Jim began his career in nuclear power as an engineer in the utility reactor core analysis section of the nuclear engineering department of United Nuclear Corporation. Mr. Malone received a B.S. in chemical engineering (nuclear), 1968 from Manhattan College, Bronx, New York and an M.B.A. in 1972 (Graduate School of Business Award for Academic Excellence) at the Iona College, New Rochelle, New York.

David McAdam

David McAdam has more than 25 years experience in various aspects of financial management and advisory services. Mr. McAdam was most recently the CFO of Eastern Platinum Limited a TSX, AIM, JSE listed platinum group metals mining company based in Vancouver. Prior to that Mr. McAdam had a 14 year career with Waste Management, Inc and its predecessor organizations, holding various roles including Assistant Corporate Controller and Vice President Operations – Recycling. Mr. McAdam began his professional career at Arthur Andersen & Co in 1983.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Corporate Governance

We currently act with four directors consisting of William Tafuri, Richard Klatt, Siegfried Muessig and James Malone. We have determined that Siegfried Muessig and James Malone are independent directors as defined by Nasdaq Marketplace Rule 4200(a)(1.5).

Transactions with Independent Directors

Other than as set out below, none of our independent directors entered into any transaction, relationship or arrangement, since the beginning of our year ended July 31, 2008, or in any currently proposed transaction, that was considered by our board of directors in determining whether the director maintained his independence in accordance with Nasdaq Marketplace Rule 4200(a)( 1 5 ).

In consideration for acting as board members, we have agreed to reimburse Messrs. Muessig and Malone for out of pocket expenses incurred for attending board meetings. As additional consideration, we have granted to each of Messrs. Muessig and Malone, stock options to purchase up to 500,000 shares of the Company’s common stock exercisable at a price of $1.20 per share until December 3, 2012, which options vest according to the stock option agreement. The options are issued in accordance with the Company’s 2007 Stock Option Plan.

Audit Committee and Audit Committee Financial Expert

We have an audit committee and audit committee charter. Our audit committee is not independent as the term is used in Nasdaq Marketplace Rule 4200(a)( 1 5 ), as amended and is presently comprised of H. Richard Klatt and William Tafuri. A copy of our audit committee charter is attached to this Annual Report. The Audit Committee represents the Board of Directors in discharging its responsibility relating to the accounting, reporting and financial practices of the Company and its subsidiaries, and has general responsibility for oversight of internal controls, accounting and audit activities and legal compliance of the Company and its subsidiaries. However, the Audit Committee’s function is one of oversight only and shall not relieve the Company’s management of its responsibilities for preparing financial statements which accurately and fairly present the Company’s financial results and conditions or the responsibilities of the independent accountants relating to the audit or review of financial statements.

Currently we do not have a member in our Board of Directors who is considered as an “audit committee financial expert” as defined in SEC Release No. 33-8 177 SEC. II(A)(4)(c).

Nominating Committee

We have nominating committee. Our nominating committee is presently comprised of H. Richard Klatt and William Tafuri. Neither director is independent as the term is used in Nasdaq Marketplace Rule 4200(a)(15). A copy of our nominating committee charter is an exhibit to this registration statement. The purpose of the Committee is to:

1.

Identify individuals qualified to become directors on the Board of the Company or any of its committees, consistent with criteria approved by the Board, and to select, or to recommend that the Board select, such director nominees, whether at the next annual meeting of the shareholders or otherwise.

2.

Periodically evaluate the qualifications and independence of each director on the Board or its various committees and recommend to the Board, as the Committee may deem appropriate, any recommended changes in the composition of the Board or any of its committees.

3	Develop and recommend to the Board corporate governance principles applicable to the Company.

4.	Annually assess the performance of the Board.

5.	Take such other actions within the scope of this Charter as the Board may assign to the Committee from time to time or as the Committee deems necessary or appropriate.

The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section VII below of this Charter.

The basic responsibility of the directors of the Committee is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its shareholders. In discharging that responsibility, the Committee should be entitled to rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors, to the extent it deems necessary or appropriate.

Code Of Ethics

We adopted a Code of Ethics applicable to all of our directors, officers, employees and consultants, which is a “code of ethics” as defined by applicable rules of the SEC. Our Code of Ethics is attached to this report. If we make any amendments to our Code of Ethics other than technical, administrative, or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of our Code of Ethics to our chief executive officer, chief financial officer, or certain other finance executives, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in a Current Report on Form 8-K filed with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

In the following table, we have determined the number and percentage of shares beneficially owned in accordance with Rule 13d-3 of the Exchange Act as of February 6, 2009 based on information provided to us by our controlling shareholder, executive officers and directors, and this information does not necessarily indicate beneficial ownership for any other purpose. In determining the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we include any shares as to which the person has sole or shared voting power or investment power, as well as any shares subject to warrants or options held by that person that are currently exercisable or exercisable within 60 days.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class1
Directors and Officers
H. Richard Klatt 951 East 8800 South Sandy, UT 84094	775,000[2]	Direct	1.51%
James Malone 1474 Radcliff Lane Aurora, IL 60502	250,000[3]	Direct	0.48%
Siegfried Muessig W. Harrison Ave, Claremont, CA 91711	250,000[4]	Direct	0.48%
William Tafuri 5020 N. Silver Springs Road Park City, UT 84098	2,225,000[5]	Direct	4.33%
Directors and Executive Officers as a Group	3,500,000		6.80%
Holders of More than 5% of our Common Stock
Juniper Ridge LLC 2420 Watt Ct Riverton WY 82501	9,000,000[6]	Indirect	17.5 1%

[1]	Percentage of ownership is based on 51,413,768 common shares issued and outstanding as of February 6 , 2009.
[2]	Total includes 400,000 common shares and 375,000 stock options exercisable within 60 days.
[3]	Total includes 250,000 stock options exercisable within 60 days.
[4]	Total includes 250,000 stock options exercisable within 60 days.
[5]	Total includes 1,850,000 common shares and 375,000 stock options exercisable within 60 days.
[6]	Strathmore Minerals Corp. holds voting and dispositive power over these shares.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND
CERTAIN CONTROL PERSONS

Except as described below, no director, executive officer, principal shareholder holding at least 5% of our common shares, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction, since the beginning of the period ended October 31, 2008, or in any currently proposed transaction, in which the amount involved in the transaction exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at the year end for the last three completed fiscal years.

On April 24, 2007, we entered into an Employment Agreement with Hamish Malkin. Pursuant to the Employment Agreement we have agreed to pay Mr. Malkin the sum of $3,000 per month and to grant Mr. Malkin, 200,000 incentive stock options at an exercise price of $3.00 per share, exercisable for a period of five years. During the year ended July 31, 2008, the employment and stock options agreement with Hamish Malkin had been terminated.

We entered into, and have since terminated, joint venture agreements with Strathmore Minerals Corp. and its US subsidiary Strathmore Resources (US) Ltd. for the acquisition of our interests in the Jeep, Sky and Juniper Ridge Projects described above under “Description of Property”. Strathmore presently holds 9,000,000 shares of our common stock representing 17.7% of our issued and outstanding common stock. David Miller, a former member of our board of directors also serves as President, Chief Operating Officer and as a Director of Strathmore Minerals Corp.

For the fiscal year ended July 31, 2008, we paid or accrued management fees of $40,340 (2007 - $9,000) to Mr. Hamish Malkin and $154,545 (2007 - $1,200) to Mr. Dick Klatt and Mr. William Tafuri. As of February 6, 2009, we owed $32,500 to Mr. William Tafuri and Mr. Dick Klatt for management fees. These transactions were in the normal course of operations and were measured at the exchange amount which represented the amount of consideration established and agreed to by the related parties.

We have granted to each of Messrs. Muessig and Malone, stock options to purchase up to 500,000 shares of the Company’s common stock exercisable at a price of $1.20 per share until December 3, 2012, which options vest according to the stock option agreement. The options are issued in accordance with the Company’s 2007 Stock Option Plan.

EXECUTIVE COMPENSATION

The particulars of compensation paid to the following persons:

(a)	our principal executive officer;

(b)	each of our two most highly compensated executive officers who were serving as executive officers at the year ended July 31, 2008 and 2007; and

(c)

(c) any additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the most recently completed financial year;

who we will collectively refer to as the named executive officers, are set out in the following summary compensation table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (3)	Non- Equity Incentive Plan Compensa- tion ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensa- tion ($)	Total ($)
William Tafuri President, CEO, CFO & Secretary	2008 2007	Nil Nil	Nil Nil	Nil Nil	414,798 476,560	Nil Nil	Nil Nil	Nil Nil	414,798 476,560
David McAdam[1]	2008 2007	NIL Nil	NIL Nil	NIL Nil	NIL Nil	NIL Nil	NIL Nil	NIL Nil	NIL Nil
Hamish Malkin [2] former CFO	2008 2007	Nil Nil	Nil Nil	Nil Nil	Nil 125,190	Nil Nil	Nil Nil	40,340 9,000	40,340 134,190
Bijan Jiany[3] former Secretary, Treasurer & CFO	2008 2007	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil
David Heel[4] former President	2008 2007	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil

(1) Mr. McAdam joined our company as a consultant on July 28, 2008
(2) Mr. Malkin resigned as a director and officer on April 2, 2008
(3) Mr. Jiany resigned as a director and officer on January 16, 2007
(4) Mr. Heel resigned as a director and officer on February 16, 2007
(5) The determination of value of option awards is based upon the Black-Scholes Option pricing model, details and assumptions of which are set out in Note 5 to our financial statements included in this Annual Report.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors from time to time. We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth for each named executive officer certain information concerning the outstanding equity awards as of July 31, 2008.

OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
William Tafuri	250,000	250,000	Nil	$2.70	Mar 16/2012	Nil	Nil	Nil	Nil
H. Richard Klatt	250,000	250,000	Nil	$2.70	Mar 16/2012	Nil	Nil	Nil	Nil
Siegfried Muessig	125,000	375,000	Nil	$1.20	Dec 3/2012	Nil	Nil	Nil	Nil
James Malone	125,000	375,000	Nil	$1.20	Dec 3/2012	Nil	Nil	Nil	Nil

Aggregated Options Exercised in the Year Ended July 31, 2008 and Year End Option Values

There were no stock options exercised during the year ended July 31, 2008.

Re-pricing of Options/SARS

We did not re-price any options previously granted during the year ended July 31, 2008.

Director Compensation Policy

The particulars of compensation paid to our directors for our year ended July 31, 2008, is set out in the following director compensation table:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
William Tafuri	49,870	Nil	414,798	Nil	Nil	Nil	464,668
H. Richard Klatt	104,675	Nil	414,798	Nil	Nil	Nil	519,473
Siegfried Muessig	Nil	Nil	204,768	Nil	Nil	Nil	204,768
James Malone	Nil	Nil	204,768	Nil	Nil	Nil	204,768

During the fiscal year ended July 31, 2008, there were no standard or other arrangements pursuant to which any of our directors were compensated for services provided in their capacity as directors. During the year ended July 31, 2008, we granted 1,000,000 stock options to two of our four directors, exercisable at $1.20 per share until expiry in 2012. These stock options vest 25% on the date of grant with 25% vesting at the end of each succeeding year for three years after the grant.

We currently have no formal plan for compensating our directors for their services in their capacity as directors, although we may elect to issue additional stock options to such persons in the future. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director.

Employment Contracts

Other than as described below, we are not party to any employment contracts with our directors and officers.

On April 24, 2007, we entered into an Employment Agreement with Hamish Malkin. Pursuant to the Employment Agreement we have agreed to pay Mr. Malkin the sum of $3,000 per month and to grant Mr. Malkin 200,000 incentive stock options at an exercise price of $3.00 per share, exercisable for a period of 5 years. During the year ended July 31, 2008, the employment and stock options agreement with Hamish Malkin had been terminated.

2007 Stock Option Plan

On May 10, 2007, we established our 2007 Stock Option Plan (the “2007 Plan”). The purpose of the 2007 Plan is to enhance the long-term stockholder value of the Company by offering opportunities to our directors, officers, employees and eligible consultants and any entity that directly or indirectly is in control of or is controlled by the Company (a “Related Company”) to acquire and maintain stock ownership in the Company in order to give these persons the opportunity to participate in our growth and success, and to encourage them to remain in our service or a Related Company.

The 2007 Plan is administered by our Board of Directors or by a committee of two or more non-employee directors appointed by our Board of Directors (the “Plan Administrator”). Subject to the provisions of the 2007 Plan, the Plan Administrator has full and final authority to grant the awards of stock options and to determine the terms and conditions of the awards and the number of shares to be issued pursuant thereto. Options granted under the 2007

Plan may be either “incentive stock options,” which qualify for special tax treatment under the Internal Revenue Code of 1986, as amended, (the “Code”), nonqualified stock options or restricted shares.

All of our employees and members of our Board of Directors are eligible to be granted options. Individuals who have rendered or are expected to render advisory or consulting services to us are also eligible to receive options. The maximum number of shares of our Common Stock with respect to which options or rights may be granted under the 2007 Plan to any participant is 5,000,000 shares.

The exact terms of the option granted are contained in an option agreement between us and the person to whom such option is granted. Eligible employees are not required to pay anything to receive options. The exercise price for incentive stock options must be no less than the fair market value of the Common Stock on the date of grant. The exercise price for nonqualified stock options is determined by the Plan Administrator in its sole and complete discretion. An option holder may exercise options from time to time, subject to vesting. Options will vest immediately upon death or disability of a participant and upon certain change of control events.

The Plan Administrator may amend the 2007 Plan at any time and in any manner, subject to the following: (1) no recipient of any award may, without his or her consent, be deprived thereof or of any of his or her rights thereunder or with respect thereto as a result of such amendment or termination; and (2) any outstanding incentive stock option that is modified, extended, renewed, or otherwise altered must be treated in accordance with Section 424(h) of the Code.

All awards granted under the 2007 Plan expire 10 years from the date of grant, or such shorter period as is determined by the Plan Administrator. No option is exercisable by any person after such expiration. If an award expires, terminates or is cancelled, the shares of our Common Stock not purchased thereunder may again be available for issuance under the 2007 Plan.

We have not yet filed a registration statement under the Securities Act of 1933 to register the shares of our Common Stock reserved for issuance under the 2007 Plan.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.

We also have filed with the Securities and Exchange Commission a registration statement on Form S-1, under the Securities Act of 1933 with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of our company, the references are not necessarily complete and you should refer to the actual documents attached or incorporated by reference as exhibits to the registration statement at the Securities and Exchange Commission’s public reference room.

You may review a copy of the registration statement any other materials we file with the Securities and Exchange Commission over the Internet at the Security Exchange Commission’s website at www.sec.gov. You may also view them at the Securities and Exchange Commission’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of the public reference rooms.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by our company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the Securities and Exchange Commission Registration Fees.

SEC registration fees	$531	(1)
Printing and engraving expenses	$2,000	(1)
Accounting fees and expenses	$8,000	(1)
Legal fees and expenses	$30,000	(1)
Transfer agent and registrar fees	$2,000	(1)
Miscellaneous	$5,000	(1)
Total	$47,531	(1)

(1) We have estimated these amounts

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada corporation law provides that:

  a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

  a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

  to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

  by our Shareholders;

  by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

  if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

  if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

  by court order.

Our Bylaws provide we have the power to indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Nevada, each director, officer, employee and agent and all other persons whom our company is authorized to indemnify under the provisions of the Nevada Revised Statutes to the fullest extent of the law (i) against all the expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the individual in connection with any action, suit or proceeding, whether civil, criminal, administrative, investigative, or in connection with any appeal therein, or otherwise, and (ii) against all expenses (including attorneys’ fees) actually and reasonably incurred by the individual in connection with the defense or settlement of any action or suit by or in the right of the company, or in connection with any appeal therein, or otherwise, if the individual acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of our company, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

Our company may, in our discretion, pay the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of any final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under our Bylaws or otherwise. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as our board of directors deems appropriate.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth certain information concerning securities which were sold or issued by us during the last three fiscal years without the registration of these securities under the Securities Act of 1933 in reliance on exemptions from such registration requirements.

On March 27, 2008 we issued 65,179 shares of our common stock to certain claimholders pursuant to a master option agreement with American Nuclear Fuels. We issued the shares to 14 US persons pursuant to the exemption from registration provided for under Rule 506 of Regulation D, promulgated under the United States Securities Act of 1933, as amended.

On April 10, 2008 we issued 260,714 shares of our common stock to certain claimholders pursuant to a master option agreement with American Nuclear Fuels. We issued the shares to 14 US persons pursuant to the exemption from registration provided for under Rule 506 of Regulation D, promulgated under the United States Securities Act of 1933, as amended.

On July 7, 2008 we issued 156,250 shares of our common stock to certain claimholders pursuant to a master option agreement with American Nuclear Fuels. We issued the shares to 14 US persons pursuant to the exemption from registration provided for under Rule 506 of Regulation D, promulgated under the United States Securities Act of 1933, as amended.

On December 3, 2007, we granted stock options to our directors, Mr. Siegfried Muessig and Mr. James Malone, to purchase an aggregate of 1,000,000 shares of our common stock at an exercise price of $1.20 per share, exercisable until December 3, 2012. The options are subject to vesting provisions as set forth in the stock option agreements dated December 3, 2007.

On June 15, 2007, we granted up to 75,000 stock options exercisable for five years at an exercise price of $1.85 per share to Carson Seabolt, pursuant to a consulting agreement.

On April 24, 2007 we granted stock options to our chief financial officer for the option to purchase an aggregate of 200,000 shares of our common stock at an exercise price of $3.00 per share, exercisable until April 24, 2012. The options are subject to vesting provisions as set forth in the stock option agreements dated April 24, 2007.

On April 13, 2007, we granted stock options to a consultant for the option to purchase an aggregate of 100,000 shares of our common stock. The options are exercisable at a price of $3.05 per share until April 13, 2012. The options are subject to vesting provisions as set forth in each of the stock option agreements

On March 16, 2007, we granted stock options to six of our directors, officers and employees entitling them to purchase an aggregate of 2,225,000 shares of our common stock. The options are exercisable at a price of $2.70 per share until March 16, 2012. The options are subject to vesting provisions as set forth in each of the stock option agreements.

On March 14, 2007 we issued 9,000,000 common shares to Strathmore Minerals Corp. to earn an 80% interest in the Juniper Ridge Project under the Option and Joint Venture Agreement described above.

In connection with our recent private placements, on March 1, 2007, we issued 221,625 shares at a deemed price of $1.00 per share and paid the sum of $221,625 as payment of outstanding finder’s fees.

On February 28, 2007, we closed a private placement consisting of 1,770,000 units of our securities at a price of US$1.00 per unit for gross proceeds of $1,770,000. Each unit consists of one common share in the capital of our company and one-half of one common share purchase warrant, with each whole warrant entitling the holder to purchase one share of our common stock at a price of US$1.50 per share for a period of two years. The funds were used for working capital purposes and to help meet our obligations under our joint venture agreements.

On February 20, 2007, we closed a private placement consisting of 4,140,000 units of our securities at a price of US$1.00 per unit for gross proceeds of $4,140,000. Each unit consists of one common share in the capital of our company and one-half of one common share purchase warrant, with each whole warrant entitling the holder to purchase one share of our common stock at a price of US$1.50 per share for a period of two years. The funds were used for working capital purposes and to help meet our obligations under our joint venture agreements.

On July 25, 2006 we accepted subscription agreements that sold 1,060,000 common shares to 35 subscribers at an offering price of $0.05 per share for gross offering proceeds of $53,000. This was an offshore transaction pursuant to Regulation S of the Securities Act.

Mr. David Heel and Mr. Bijan Jiany each purchased by subscription 1,000,000 shares of common stock respectively from our company on March 23, 2006 for $0.001 per share or aggregate proceeds of $2,000. No underwriters were used, and no commissions or other remuneration was paid. The securities were sold in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. Mr. Heel and Bijany are not U.S. persons as that term is defined in Regulation S. No directed selling efforts were made in the United States by our company, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing.

EXHIBITS AND FINANCIAL STATEMENTS AND SCHEDULES

Financial Statements and Schedules

The following audited financial statements pertaining to Yellowcake Mining Inc. are filed as part of this registration statement:

Report of Independent Chartered Accountants dated November 10, 2008;

Balance Sheets as at July 31, 2008 and 2007;

Statements of Operations for the years ended July 31, 2008 and 2007 and the period from March 23, 2006 (Inception) to July 31, 2008;

Statements of Cash Flows for the years ended July 31, 2008 and 2007 and the period from March 23, 2006 (Inception) to July 31, 2008;

Statement of Changes in Stockholders Equity for the period from March 23, 2006 (Inception) to July 31, 2008; and,

Notes to the Financial Statements.

The following unaudited financial statements pertaining to Yellowcake Mining Inc. are filed as part of this registration statement:

Balance Sheet as at October 31, 2008;

Statements of Operations for the three months ended October 31, 2008 and 2007 and the period from March 23, 2006 (Inception) to October 31, 2008;

Statements of Cash Flows for the three months ended October 31, 2008 and 2007 and the period from March 23, 2006 (Inception) to October 31, 2008;

Statement of Changes in Stockholders Equity for the period from March 23, 2006 (Inception) to October 31, 2008; and,

Notes to the Financial Statements.

YELLOWCAKE MINING INC.
(An Exploration Stage Company)

FINANCIAL STATEMENTS

(Expressed in United States Dollars)

JULY 31, 2008

BDO Dunwoody LLP	600 Cathedral Place
Chartered Accountants	925 West Georgia Street
Vancouver, BC, Canada V6C 3L2
Telephone: (604) 688-5421
Telefax: (604) 688-5132
E-mail: vancouver@bdo.ca
www.bdo.ca

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders of
Yellowcake Mining Inc.
(An Exploration Stage Company)

We have audited the accompanying balance sheets of Yellowcake Mining Inc. (An Exploration Stage Company) as of July 31, 2008 and 2007, and the related statements of operations, cash flows and changes in stockholders’ equity for the years then ended and for the period from inception (March 23, 2006) to July 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of Yellowcake Mining Inc. at July 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended and for the period from inception (March 23, 2006) to July 31, 2008, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had an accumulated deficit of $17,138,161 at July 31, 2008 and incurred a net loss for the year then ended of $13,007,493. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Dunwoody LLP

Chartered Accountants

Vancouver, Canada
November 10, 2008

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
BALANCE SHEETS
(Expressed in US dollars)

	July 31, 2008	July 31, 2007

ASSETS

Current
Cash	$651,453	$4,698,327
Receivables	65,000	2,489
Prepaid expenses	7,044	70,170

Total current assets	723,497	4,770,986

Exploration advances (Note 4)	107,114	-
Mineral rights (Note 3)	1,324,417	10,257,143
Reclamation bonds	130,400	-

Total assets	$2,285,428	$15,028,129

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Accounts payable and accrued liabilities (Notes 6 and 11)	$165,181	$833,019
Due to Strathmore Minerals Corp. (Note 4)	-	90,421
	165,181	923,440

Stockholders’ Equity

Common stock, 750,000,000 shares authorized with a par	51,414	50,932
value of $0.001 (issued: July 31, 2008 – 51,413,768; July
31, 2007 – 50,931,625)
Additional paid-in (distribution of) capital	19,206,994	18,184,425
Deficit accumulated during the exploration stage	(17,138,161)	(4,130,668)

Total stockholders’ equity	2,120,247	14,104,689

Total liabilities and stockholders’ equity	$2,285,428	$15,028,129

Nature of Operations and Ability to Continue as a Going Concern (Note 1)

The accompanying notes are an integral part of these financial statements.

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS
(Expressed in US dollars)

	Year Ended	Year Ended	Inception
	July 31,	July 31,	(March 23,
	2008	2007	2006) to July
			31, 2008

Expenses
Consulting fees (Note 5)	$28,050	$346,902	$374,952
General and administrative	89,816	73,687	171,037
Impairment of mineral interests (Note 3)	10,357,142	-	10,357,142
Investor relations and communication	104,342	101,806	207,748
Management fees (Notes 5 and 6)	1,050,873	2,071,282	3,122,155
Mineral property expenditures (Note 3)	1,124,316	665,421	1,789,737
Financing costs (Note 11)	-	709,200	709,200
Professional fees	348,142	193,153	541,295

Loss before undernoted items	(13,102,681)	(4,161,451)	(17,273,266)
Interest income	95,188	39,917	135,105

Net Loss	$(13,007,493)	$(4,121,534)	$(17,138,161)

Basic and diluted loss per share	$(0.25)	$(0.05)

Weighted average number of shares
outstanding	51,052,283	76,465,969

The accompanying notes are an integral part of these financial statements.

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS
(Expressed in US dollars)

			Inception
			(March 23,
	Year Ended	Year Ended	2006) to July
	July 31, 2008	July 31, 2007	31, 2008

CASH FLOWS FROM OPERATING
ACTIVITIES
Net loss	$(13,007,493)	$(4,121,534)	$(17,138,161)
Adjustments to reconcile net loss to cash used in
operating activities:
Stock-based compensation	787,828	2,370,719	3,158,547
Write off of mineral interests	10,357,142	-	10,357,142
Changes in assets and liabilities:
Receivables	(62,511)	(2,489)	(65,000)
Prepaid expenses	63,126	(70,020)	(7,044)
Due to Strathmore Minerals Corp.	(90,421)	90,421	-
Accounts payable and accrued liabilities	(667,838)	831,519	165,181
Net cash used in operating activities	(2,620,167)	(901,384)	(3,529,335)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of capital stock	-	5,652,495	5,707,495
Net cash provided by financing activities	-	5,652,495	5,707,495

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of mineral rights	(1,189,193)	(100,000)	(1,289,193)
Exploration advances	(107,114)	-	(107,114)
Reclamation bond	(130,400)	-	(130,400)
Net cash used in investing activities	(1,426,707)	(100,000)	(1,526,707)

Increase (decrease) in cash during the period	(4,046,874)	4,651,111	651,453

Cash, beginning of period	4,698,327	47,216	-

Cash, end of period	$651,453	$4,698,327	$651,453

Cash paid for interest during the period	$-	$-
Cash paid for income taxes during the period	$-	$-

Supplemental Disclosure with respect to Cash flows (Note 10)

The accompanying notes are an integral part of these financial statements.

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Period from March 23, 2006 (Date of Inception) to July 31, 2008
(Expressed in US dollars)

				Deficit
			Additional	Accumulated
	Number of		Paid-in	During the	Total
	common	Par	(distribution	Exploration	Stockholders’
	shares	Value	of) Capital	stage	Equity

Balance, March 23, 2006
(date of inception)	-	$-	$-	$-	$-
Shares issued:
Initial capitalization	60,000,000	60,000	(58,000)	-	2,000
Private placement	31,800,000	31,800	21,200	-	53,000
Net loss for the period	-	-	-	(9,134)	(9,134)

Balance, July 31, 2006	91,800,000	91,800	(36,800)	(9,134)	45,866
Shares issued:
Private placements (Note 5)	6,131,625	6,132	5,903,868	-	5,910,000
Acquisition of mineral rights (Note 5)	9,000,000	9,000	10,148,143	-	10,157,143
Shares returned to treasury (Note 5)	(56,000,000)	(56,000)	56,000	-	-
Share issue costs (Note 5)	-	-	(257,505)	-	(257,505)
Stock-based compensation (Note 5)	-	-	2,370,719	-	2,370,719
Net loss for the year	-	-	-	(4,121,534)	(4,121,534)

Balance, July 31, 2007	50,931,625	$50,932	$18,184,425	$(4,130,668)	$14,104,689
Shares issued:
Acquisition of mineral rights (Note 3)	482,143	482	234,741	-	235,223
Stock-based compensation (Note 5)	-	-	787,828	-	787,828
Net loss for the year	-	-	-	(13,007,493)	(13,007,493)
Balance, July 31, 2008	51,413,768	$51,414	$19,206,994	$(17,138,161)	$2,120,247

On January 23, 2007, the Company effected a 30:1 forward stock split of the authorized, issued and outstanding common stock (Note 5). All share and per share amounts have been retroactively adjusted for all periods presented.

The accompanying notes are an integral part of these financial statements.

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2008 (Expressed in US dollars)

1.	NATURE OF OPERATIONS AND ABILITY TO CONTINUE AS A GOING CONCERN

The Company was incorporated in the State of Nevada on March 23, 2006 under the name Hoopsoft Development Corp. The Company entered into an agreement and plan of merger (the “Merger Agreement”) dated January 9, 2007 with Yellowcake Mining Inc., a Nevada corporation and wholly-owned subsidiary of Hoopsoft Development Corp., incorporated for the sole purpose of effecting the merger. Pursuant to the terms of the Merger Agreement, Yellowcake Mining Inc. merged with and into Hoopsoft Development Corp., with Hoopsoft Development Corp. carrying on as the surviving corporation under the name “Yellowcake Mining Inc.” The Company is an exploration stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting by Development Stage Enterprises”.

Initial operations included capital formation, organization, target market identification and marketing plans. Management was planning to develop downloadable videos and a website for educational and instructional use by young teens. In January, 2007 the Company changed its primary business to that of mineral exploration in Wyoming and Texas, USA (Note 3).

These financial statements have been prepared on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company has not generated revenues and has accumulated losses of $17,138,161 since inception and is unlikely to generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to achieve its operating objectives, confirmation of the Company’s interests in the underlying properties and the attainment of profitable operations. Management cannot provide assurances that such plans will occur. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These financial statements are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars.

Use of Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period. The Company regularly evaluates estimates and assumptions related to deferred income tax asset valuations, asset impairment, stock based compensation and loss contingencies. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2008 (Expressed in US dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Basic and Diluted Loss Per Share

The Company computes its net loss per share in accordance with SFAS No. 128, “Earnings per Share”. SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common stockholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. For the year ended July 31, 2008, potentially dilutive common shares relating to options and warrants outstanding totalling 5,055,000 (2007 – 5,555,000) were not included in the computation of loss per share because the effect was anti-dilutive.

Mineral Rights and Mineral Property Interests

Mineral rights includes the cost of advance minimum royalty payments, the cost of capitalized property leases, and the cost of property acquired either by cash payment, the issuance of term debt or common shares. Expenditures for exploration on specific properties with no proven reserves are written off as incurred. Mineral rights will be amortized against future revenues or charged to operations at the time the related property is determined to have impairment in value.

The Company also considers the provisions of EITF 04-02 “Whether Mineral Rights are Tangible or Intangible Assets” which concluded that mineral rights are tangible assets.

Asset retirement obligations

The Company records the fair value of the liability for closure and removal costs associated with the legal obligations upon retirement or removal of any tangible long-lived assets in accordance with Statements of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations". The initial recognition of any liability will be capitalized as part of the asset cost and depreciated over its estimated useful life. To date, the Company has not incurred any asset retirement obligations.

Impairment of long-lived assets

Long-lived assets are continually reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. During the year ended July 31, 2008, the Company recognized an impairment of $10,357,142 in respect of one of its mineral properties (2007 - $Nil).

Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes whereby deferred tax assets and liabilities are recognized for the future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If it is determined that the realization of the future tax benefit is not more likely than not, the Company establishes a valuation allowance.

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2008 (Expressed in US dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-based Compensation

The Company records stock-based compensation in accordance with SFAS No. 123R “Accounting for Stock- based Compensation” (“SFAS 123R”), and applied the recommendations of this standard using the modified prospective method. Under this application, the Company is required to record compensation expense, based on the fair value of the awards, for all awards granted after the date of the adoption and for the unvested portion of previously granted awards that remain outstanding as at the date of adoption. Prior to the adoption of SAFS 123R, the Company did not issue any compensation awards.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (FAS No. 109)” (“FIN 48”). This interpretation prescribes a recognition threshold and measurement attribute for tax positions taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The evaluation of a tax position in accordance with this interpretation is a two-step process. In the first step, recognition, the Company determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step addresses measurement of a tax position that meets the more-likely-than-not criteria. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in a) an increase in a liability for income taxes payable or a reduction of an income tax refund receivable, b) a reduction in a deferred tax asset or an increase in a deferred tax liability or c) both a and b. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be de-recognized in the first subsequent financial reporting period in which that threshold is no longer met. Use of a valuation allowance as described in FAS No. 109 is not an appropriate substitute for the de-recognition of a tax position. The requirement to assess the need for a valuation allowance for deferred tax assets based on sufficiency of future taxable income is unchanged by this interpretation. This Interpretation is effective for fiscal years beginning after December 15, 2006.

On August 1, 2007, the Company adopted FIN 48, regarding accounting for uncertainty in tax positions. The Company remains subject to examination of income tax filings in the United States and various state

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2008 (Expressed in US dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

jurisdictions for periods since its inception in 2006. The Company has also determined that it is subject to examination in Canada for all prior periods due to the Company’s continued loss position in such jurisdictions. Material tax positions were examined under the more-likely-than-not guidance provided by FIN 48. If interest and penalties were to be assessed, the Company would charge interest to interest expense, and penalties to general and administrative expense.

As a result of the FIN 48 assessment, the Company concluded that it has not taken any uncertain tax positions on any of its open tax returns that would materially distort the Company’s financial statements. There was no material cumulative effect of adopting FIN 48 on the Company’s financial statements as of August 1, 2007.

In December 2007, the FASB issued SFAS 141R “Business Combinations” which is effective for fiscal years beginning after December 15, 2008. SFAS 141R, which will replace FAS 141, is applicable to business combinations consummated after the effective date of December 15, 2008. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations. In December 2007, the FASB also issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, and an amendment of ARB 51”. SFAS No. 160 will change the accounting and reporting for minority interests, which will be re-characterized as non-controlling interests and classified as a component of equity. SFAS No. 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008 and interim periods within those fiscal years. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

In March 2008, the FASB issued SFAS 161 “Disclosures about Derivative Instruments and Hedging Activities – an amendment of SFAS 133. This Statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

3.	MINERAL RIGHTS

Juniper Ridge

On March 14, 2007, the Company entered into an option and joint venture agreement with Strathmore Minerals Corp. (“Strathmore”) on the Baggs, Juniper Ridge Project properties located in Wyoming. The Company was granted sole and exclusive rights to earn-in an 80% interest in the properties. Under the terms of the original agreement, the Company must make cash payments of $500,000 in various stages as follows: $100,000 upon closing of the option agreement (paid) and $100,000 on each of the first (paid), second, third and fourth anniversary. The Company also issued 9,000,000 shares of common stock to Strathmore upon closing of the agreement (issued). The Company must also incur expenditures of $1,600,000 per year for a period of 5 years for a total commitment of $8,000,000. The Company will earn 40% of the optioned interest upon spending $4,000,000. The Company will earn the remaining 40% of the optioned interest by spending an additional $4,000,000 during the 5-year term and by paying a royalty of 3% on the optioned portion on all future production.

The Company will also finance the evaluation of the Strathmore Texas Database regarding uranium prospects in Texas by paying $25,000 on closing of the agreement (paid), spending $440,000 for a minimum of one year to finance the cost of evaluating the Texas Database, and incurring the first $500,000 in costs to acquire mining leases to any properties identified from the evaluation. Subsequently, the Company and Strathmore Minerals Corp. will be 50/50 partners in the development of the identified targets resulting from the database. Strathmore subsequently became a related party to the Company when its president was appointed a director of the Company. The president of Strathmore resigned as a director of the Company in January, 2008.

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2008 (Expressed in US dollars)

3.	MINERAL RIGHTS (continued)

Juniper Ridge (continued)

In April 2008, the Company and Strathmore reached an agreement to amend certain terms of the option agreement. Pursuant to the terms of the amended agreement the joint operations have been restructured so that they are jointly owned by a Limited Liability Company (“LLC”). The Company maintains its option to earn up to an 80% interest in the LLC, Juniper Ridge Project. The Company‘s requirement to incur expenditures was amended to require $764,518 be spent not later than May 1, 2008 (incurred), a minimum of $300,000 not later than September 1, 2008, a minimum of $500,000 not later than December 31, 2009 and the balance of the $8,000,000 not later than December 31, 2012.

On October 12, 2008, the Company received a Memorandum of Understanding from Strathmore which has proposed to amend the annual commitment of expenditures from $300,000 and $500,000 for 2008 and 2009 respectively to $100,000 per year for 2008 and 2009, with the total commitment of remaining at $8,000,000 no later than December 31, 2012. The Company has responded to the suggested amendment and it is working with Strathmore to reach acceptable terms by both parties.

Jeep

The Company entered into an option and joint venture agreement with Strathmore Resources (US) Ltd., a related party under a common director, to explore, develop and mine the Jeep property located in Gas Hills, Freemont County, Wyoming. Under the agreement, the Company had sole and exclusive rights from Strathmore Resources (US) Ltd. to earn-in a 60% interest in the Jeep property in consideration of the Company’s incurring a total of $10,000,000 in expenditures on the Jeep property. The first expenditures in the amount of $250,000 was to be met on or before September 29, 2008, with additional expenditures of: $1,250,000 was to be expended during the twelve months ended September 29, 2009, $1,500,000 was to be expended during the twelve months ended September 29, 2010, $2,000,000 was to be expended during the twelve months ended September 29, 2011, $2,000,000 was to be expended during the twelve months ended September 29, 2012 and $3,000,000 was to be expended during the twelve months ended September 29, 2013. The option agreement was terminated on April 21, 2008.

Sky

The Company entered into an option and joint venture agreement with Strathmore Resources (US) Ltd., a related party under a common director, to explore, develop and mine the Sky property located in West Gas Hills, Freemont County, Wyoming. Under the agreement, the Company had sole and exclusive rights from Strathmore Resources to earn-in a 60% interest in the Sky property in consideration of the Company incurring a total of $7,500,000 in expenditures, over four years, on the Sky property. The first expenditures in the amount of $500,000 was to be met on or before September 29, 2008, with additional expenditures of: $2,000,000 was to be expended during the twelve months ended September 29, 2009, $2,000,000 was to be expended during the twelve months ended September 29, 2010 and $3,000,000 was to be expended during the twelve months ended September 29, 2011. The option agreement was terminated on April 21, 2008.

Beck

On December 28, 2007, the Company entered into a master option agreement with American Nuclear Fuels, as well as six lease and option agreements with individual claimholders, to purchase 185 mining claims, approximating 3,700 acres, in the Uravan uranium belt, Montrose County, Colorado, also known as the Beck Project, in exchange for total payments of $5,968,657 in cash and the issuance of 2,765,625 shares of the Company’s common stock, payable over 5 years as follows:

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2008 (Expressed in US dollars)

3.	MINERAL RIGHTS (continued)

Beck
Date	Cash	Number of Shares
October 3, 2007 ( stand still payment)	$125,000*	-
December 15, 2007 (stand still extension)	250,000*	-
December 28, 2007	80,357*	65,179*
March 31, 2008	321,429*	260,714*
June 15, 2008	312,407*	156,250*
December 15, 2008	1,035,714	517,857
December 15, 2009	1,000,000	500,000
December 15, 2010	1,000,000	500,000
December 15, 2011	1,000,000	500,000
December 15, 2012	843,750	265,625
Total	$5,968,657	2,765,625

* As of July 31, 2008, the Company has made the required total cash payments of $1,089,193 and issued 482,143 common shares of the Company.

Pursuant to the terms and conditions of the option agreements, Yellowcake has the exclusive right to access, explore and develop the properties. All future production from the property will be subject to a 3.5% royalty based on the contained metal value of ore after deduction of mining, transport and processing costs. Mineral rights are summarized as follows:

	July 31, 2008	July 31, 2007

Juniper Ridge:
Opening balance	$10,257,143	$-
Option payment	100,000	100,000
Issuance of 9,000,000 common shares	-	10,157,143
	10,357,143	10,257,143
Write down of mineral rights	(10,357,142)	-
Closing balance	$1	10,257,143

According to management of the Company, the forecast long term uranium price is expected to be lower than the estimated costs for development and extraction on the Juniper property and it is not economically feasible to continue with the exploration and drilling work at the present time. As a result, management has written down the mineral interest in Juniper Ridge property to a nominal value, $1, as of the year ended July 31, 2008. If at such time in the future, management determines that the market price of Uranium supports mining this property, the Company will re-evaluate its interest. However, the Company will continue with its claim maintenance obligations.

Beck:
Opening balance	$-	$-
Option payments	1,089,193	-
Issuance of 482,143 common shares	235,223	-
Closing balance	$1,324,416	$-

Total mineral rights as of July 31, 2008	$1,324,417	$10,257,143

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2008 (Expressed in US dollars)

3.	MINERAL RIGHTS (continued)

Mineral properties expenditures are summarized as follows:

			Inception (March
	Year Ended	Year Ended	23, 2006) to July
	July 31, 2008	July 31, 2007	31, 2008

Juniper Ridge
Claim maintenance	$34,798	$23,793	$58,591
Camp and field supplies	5,776	6,533	12,309
Drilling	70,892	55,957	126,849
Geological and geophysical	248,835	158,918	407,753
Travel and accommodation	7,839	3,986	11,825
	368,140	249,187	617,327

Sky:
Claim maintenance	6,611	-	6,611
Assaying, testing and analysis	12,051	1,012	13,063
Camp and field supplies	4,470	14,989	19,459
Drilling	128,452	191,142	319,594
Geological and geophysical	49,754	86,504	136,258
Travel and accommodation	1,029	3,986	5,015
	202,367	297,633	500,000

Jeep:
Claim maintenance	21,979	10,098	32,077
Assaying, testing and analysis	951	-	951
Camp and field supplies	2,229	4,823	7,052
Drilling	57,946	30,398	88,344
Geological and geophysical	15,428	18,306	33,734
Travel and accommodation	1,130	3,986	5,116
	99,663	67,611	167,274

Beck
Claim maintenance	86,807	-	86,807
Assaying, testing and analysis	6,111	-	6,111
Camp and field supplies	630	-	630
Drilling	45,852	-	45,852
Geological and geophysical	165,493	-	165,493
Permits	64,305	-	64,305
Travel and accommodation	22,058	-	22,058
	391,256	-	391,256

Texas Database:
Geological and geophysical	62,890	50,990	113,880

	$1,124,316	$665,421	$1,789,737

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2008 (Expressed in US dollars)

4.	DUE FROM/TO STRATHMORE MINERALS CORP.

Amounts owing to/from Strathmore Minerals Corp. (“Strathmore”) are non-interest bearing and with no specified repayment terms. As of July 31, 2008, the Company has paid $107,114 in excess of the required exploration work performed.

5.	COMMON STOCK

On January 23, 2007, the Company effected a 30:1 forward stock split of the authorized, issued and outstanding common stock. As a result, the authorized share capital increased from 25,000,000 shares of common stock with a par value of $0.001 per share to 750,000,000 shares of common stock with a par value of $0.001 per share. All share amounts have been retroactively adjusted for all periods presented.

Share issuances

On March 23, 2006 (inception), the Company issued 60,000,000 shares of its common stock to its Directors for cash of $2,000.

On July 25, 2006, the Company closed a private placement for 31,800,000 common shares for an aggregate price of $53,000.

On February 20, 2007, the Company completed a private placement consisting of 4,140,000 units at a price of $1.00 per unit for gross proceeds of $4,140,000. Each unit consisted of one common share and one-half of one common share purchase warrant, with each whole warrant entitling the holder to purchase one share at an exercise price of $1.50 per share for a period of two years.

On February 28, 2007, the Company completed a private placement consisting of 1,770,000 units at a price of $1.00 per unit for gross proceeds of $1,770,000. Each unit consisted of one common share and one-half of one common share purchase warrant, with each whole warrant entitling the holder to purchase one share at an exercise price of $1.50 per share for a period of two years.

The Company paid $221,575 and issued 221,625 shares as finders’ fees in connection with the private placements of February 20 and 28, 2007. Additional issuance costs totalled $35,930 in connection with these private placements. The shares issued as finders’ fees had a fair value of $94,731.

On March 14, 2007, the Company issued 9,000,000 common shares at a value of $10,157,143 to acquire an option to earn an 80% interest in a mineral property (Note 3), based on the average closing price around the date the letter of intent was signed and the transaction was announced.

On March 14, 2007, the Company redeemed and cancelled 56,000,000 common shares from a director for no consideration. The shares were ascribed a value of $56,000 based on the initial issuance.

On February 21, 2008, the Company issued 65,179 common shares, with a fair value of $0.65 per share, pursuant to a mineral property master option agreement (Note 4). The fair value was based on the quoted market price on the date of issuance.

On April 8, 2008, the Company issued 260,714 common shares, with a fair value of $0.50 per share, pursuant to a mineral property master option agreement (Note 4). The fair value was based on the quoted market price on the date of issuance.

On July 7, 2008, the Company issued 156,250 common shares, with a fair value of $0.40 per share, pursuant to a mineral property master option agreement (Note 4). The fair value was based on the quoted market price on the date of issuance.

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2008 (Expressed in US dollars)

5.	COMMON STOCK (continued) Share purchase warrants

Share purchase warrant transactions are summarized as follows:

		Weighted
		Average
	Number of Shares	Exercise Price

Balance at July 31, 2006	-	$-
Issued	2,955,000	1.50
Balance at July 31, 2007 and July 31, 2008	2,955,000	$1.50

At July 31, 2008, the following share purchase warrants were outstanding and exercisable:

Number of Shares	Exercise Price ($)	Expiry Date

2,070,000	1.50	February 20, 2009
885,000	1.50	February 28, 2009
2,955,000

Stock Options

In May 2007, the Company adopted a stock option plan (the "Plan") to grant options to directors, officers, employees and consultants. Under the Plan the Company may grant options to acquire up to 5,000,000 common shares of the Company. Options granted can have a term up to ten years and an exercise price typically not less than the Company's closing stock price at the date of grant. Options vest as specified by the Board of Directors. Options granted to date vest 25% upon the grant date, and 25% at the end of each succeeding year for three years after grant. Options granted during the quarter ended April 30, 2007 were granted in contemplation of the adoption of the Plan.

As disclosed in Note 2, the Company adopted SFAS No.123R commencing on August 1, 2006. Effective with the adoption of SFAS No.123R, the Company has elected to use the Black-Scholes option pricing model to determine the fair value of stock options granted. Compensation expense for stock options granted to employees and non-employees is amortized over the contract services period or, if none exists, from the date of grant until the options vest. Compensation associated with unvested options granted to non-employees is re-measured on each balance sheet date using the Black-Scholes option pricing model.

The Company uses historical data to estimate option exercise, forfeiture and employee termination within the valuation model. For non-employees, the expected term of the options approximates the full term of the options. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. The Company has not paid and does not anticipate paying dividends on its common stock; therefore, the expected dividend yield is assumed to be zero. In addition, SFAS No. 123R requires companies to utilize an estimated forfeiture rate when calculating the expense for the reporting period.

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2008 (Expressed in US dollars)

5.	COMMON STOCK (continued)

Stock option transactions are summarized as follows:

		Weighted
	Number of	Average
	Options	Exercise Price

Balance at July 31, 2006	-	$-
Granted	2,600,000	2.71
Balance at July 31, 2007	2,600,000	2.71
Granted	1,000,000	1.20
Cancelled/forfeited	(1,500,000)	2.70
Balance at July 31, 2008	2,100,000	$2.00

At July 31, 2008, the following stock options were outstanding and exercisable:

Number of		Aggregate		Number of	Aggregate
Options	Exercise	Intrinsic		Options	Intrinsic
Outstanding	Price	Value	Expiry Date	Exercisable	Value

1,000,000	$2.70	$-	March 16, 2012	500,000	$-
100,000	$3.05	$-	April 13, 2012	50,000	$-
1,000,000	$1.20	$-	December 3, 2012	250,000	$-
2,100,000		$-		800,000	$-

The aggregate intrinsic value in the preceding table represents the total intrinsic value, based on the Company’s closing stock price of $0.35 per share as of July 31, 2008, which would have been received by the option holders had all option holders exercised their options as of that date. The total number of in-the-money options vested and exercisable as of July 31, 2008 was $Nil. As of July 31, 2008, 800,000 (2007 – 650,000) outstanding options were vested and exercisable and the weighted average exercise price was $2.25 (2007 - $2.71) . The total intrinsic value of options exercised during the period ended July 31, 2008 was $Nil (2007 - $Nil).

The following table summarizes information regarding the non-vested stock purchase options outstanding as of July 31, 2008.

		Weighted
		Average
		Grant-Date
	Number of Options	Fair Value
Non-vested options at July 31, 2007	1,950,000	$2.26
Granted	1,000,000	$0.57
Vested	(525,000)	$1.08
Cancelled/forfeited	(1,125,000)	$2.19
Non-vested options at July 31, 2008	1,300,000	$1.51

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2008 (Expressed in US dollars)

5.	COMMON STOCK (continued)

Stock Options (continued)

At July 31, 2008, there was unamortized compensation expense of $766,082 relating to the outstanding unvested options. This unrecognized compensation cost is expected to be recognized over a weighted-average period of 4 years.

Total stock-based compensation is recorded in the Statement of Operations with corresponding additional paid- in capital recorded in stockholders' equity as follows:

Stock-based Compensation

The fair value of stock options granted during the year ended July 31, 2008 was $741,900 (July 31, 2007 - $5,500,840) which is being recognized over the option vesting periods. Total stock-based compensation recognized during the year ended July 31, 2008 was $787,828 (July 31, 2006 - $2,370,719) which has been recorded in the Statement of Operations as follows:

			Inception
			(March 23,
	Year Ended	Year Ended	2006) to July
	July 31, 2008	July 31, 2007	31, 2008

Expenses (recovery):
Consulting fees	$(68,160)	$300,637	$232,477
Management fees	855,988	2,070,082	2,926,070
Total stock-based compensation expense	$787,828	$2,370,719	$3,158,547

The following weighted average assumptions were used for the Black-Scholes valuation of stock options granted:

	Year Ended	Year Ended
	July 31, 2008	July 31, 2007

Risk-free interest rate	2.69% - 4.59%	3.99%
Expected life of options (years)	3.96 -5.00	5.0
Expected volatility	119% - 206%	119%
Dividend rate	0%	0%

6.	RELATED PARTY TRANSACTIONS

The Company paid or accrued management fees of $40,340 to a former officer of the Company (2007 - $9,000) and $154,545 to directors of the Company (2007 - $1,200). At July 31, 2008, included in accounts payable and accrued liabilities was $10,000 owed to a director for management fees. These transactions were in the normal course of operations and were measured at the exchange amount which represented the amount of consideration established and agreed to by the related parties.

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2008 (Expressed in US dollars)

7.	SEGMENT INFORMATION

The Company operates in one business segment being the exploration of mineral property interests. Geographic information is as follows:

	July 31, 2008	July 31, 2007

Non-current assets
Canada	$-	$-
United States	1,561,931	10,257,143

	$1,561,931	$10,257,143

8.	INCOME TAXES

The significant components of the Company's future income tax assets are as follows:

	July 31, 2008	July 31, 2007

Deferred income tax assets:
Non-capital loss carry forwards	$382,000	$131,000
Resource expenditures	4,130,000	226,000
Valuation allowance	(4,512,000)	(357,000)

Net deferred income tax assets	$-	$-

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

	Year Ended	Year Ended
	July 31, 2008	July 31, 2007

Loss for the period	$(13,007,000)	$(4,122,000)
Statutory rate	34.0%	34.0%
Benefit from net loss	(4,423,000)	(1,401,000)
Non-deductible stock option compensation	268,000	805,970
Non-deductible finance fees	-	241,130
Increase in valuation allowance	4,155,000	353,900

Income taxes expenses for the period	$-	$-

The Company evaluates its valuation allowance requirements based on projected future operations. When circumstances change and this causes a change in management’s judgment about the recoverability of future tax assets, the impact of the change on the valuation allowance is reflected in current income. As management of the Company does not currently believe that it is more likely than not that the Company will receive the benefit of this asset, a valuation allowance equal to the future tax asset has been established at both July 31, 2008 and July 31, 2007.

The Company has available for deduction against future taxable income non-capital losses of approximately $1,124,000 in the United States. These losses, if not utilized, will expire through 2028.

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2008 (Expressed in US dollars)

8.	INCOME TAXES (continued)

The Company is in arrears on filing its statutory income tax returns. The Company expects to have net operating loss carry forwards to offset taxable income. Future income tax assets as of July 31, 2008 and 2007 consist primarily of the tax effect of net operating loss carry forwards and resource expenditures. The availability of these amounts is subject to examination in the United States and various state jurisdictions for periods since inception in 2006.

9.	FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, receivables, accounts payable and accrued liabilities and due from/to Strathmore Minerals Corp. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values, unless otherwise noted. The Company is exposed to currency risk by incurring certain expenditures in currencies other than the Canadian dollar. The Company does not use derivative instruments to reduce this currency risk.

10.	SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

Significant non-cash transactions for the year ended July 31, 2008 consisted of:

	i)	The Company issued a total of 482,143 commons shares at fair-value of $235,223 pursuant to a mineral property master option agreement.

Non-cash investing and financing activities for the year ended July 31, 2007 were as follows:

i)

The issuance of 9,000,000 common shares pursuant to an option and joint venture agreement wherein the Company acquired sole and exclusive rights to earn-in an 80% interest in the Juniper Ridge project located in Wyoming, USA. The fair value of the shares issued was estimated to be $10,157,143.

ii)	The issuance of 221,625 common shares was for finders’ fees in connection with two private placements. The fair value of the shares was estimated to be $94,731.

11.	ACCOUNTS PAYABLE AND ACCRUED LIABILTIES

Pursuant to the terms of private placements completed during the year ended July 31, 2007, the Company agreed to use its best efforts, within 180 days of closing, to register with the SEC common shares issued in connection with the two private placements. In the event the registration statements are not filed by the scheduled filing deadline or is not declared effective by the SEC, then as partial relief for the damages to any holder, the Company will pay as a liquidated damage to the holder an amount equal to 2% of the amount invested to a maximum of six months for each month that the shares remain unregistered.

During the year ended July 31, 2008, the Company paid $709,200 as a penalty to the private placement holders under the terms of the 2007 private placements. This amount was provided for within the financial statements for the year ended July 31, 2007.

YELLOWCAKE MINING INC.
(An Exploration Stage Company)

FINANCIAL STATEMENTS
(Unaudited)

(Expressed in United States Dollars)

OCTOBER 31, 2008

F-1

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
BALANCE SHEETS
(Expressed in US dollars)
(Unaudited)

October 31,
2008

ASSETS

Current
Cash	$243,001
Receivables	-
Prepaid expenses	14,671

Total current assets	257,672

Exploration advances ( Note 5)	82,879
Mineral rights (Note 4)	1,324,417
Reclamation bonds	130,400

Total assets	$1,795,368

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Accounts payable and accrued liabilities	$74,112

Stockholders’ Equity
Common stock, 750,000,000 shares authorized with a par value of $0.001
(issued: October 31, 2008 – 51,413,768)	51,414
Additional paid-in capital	19,400,930
Deficit accumulated during the exploration stage	(17,731,088)

Total stockholders’ equity	1,721,256

Total liabilities and stockholders’ equity	$1,795,368

Nature of Operations and Ability to Continue as a Going Concern (Note 2)

The accompanying notes are an integral part of these financial statements

F-2

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS
(Expressed in US dollars)
(Unaudited)

	Three	Three	Inception
	months	months	(March 23,
	ended	ended	2006) to
	October 31,	October 31,	October 31,
	2008	2007	2008

Expenses
Consulting fees (Note 6)	$26,086	$72,105	$401,038
General and administrative	32,979	6,955	204,016
Impairment of mineral interests (Note 4)	-	-	10,357,142
Investor relations and communication	-	102,176	207,748
Management fees (Notes 6 and 7)	261,567	553,045	3,383,722
Mineral property interests (Note 4)	225,722	712,441	2,015,459
Financing costs	-	-	709,200
Professional fees	47,458	49,341	588,753

Loss from operations	(593,812)	(1,496,063)	(17,867,078)
Interest income	885	49,428	135,990

Net Loss	$(592,927)	$(1,446,635)	$(17,731,088)

Basic and diluted loss per share	$(0.01)	$(0.03)

Weighted average number of shares outstanding	51,413,768	50,931,625

The accompanying notes are an integral part of these financial statements

F-3

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS
(Expressed in US dollars)
(Unaudited)

	Three	Three	Inception
	months	months	(March 23,
	ended	ended	2006) to
	October 31,	October 31,	October 31,
	2008	2007	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(592,927)	$(1,446,635)	$(17,731,088)
Adjustments to reconcile net loss to cash used in
operating activities:
Stock-based compensation (Note 6)	193,936	576,900	3,352,483
Write off of mineral interests	-	-	10,357,142
Changes in assets and liabilities:
Receivables	65,000	(360)	-
Prepaid expenses	(7,627)	(10,000)	(14,671)
Due to Strathmore Minerals Corp.	-	90,550	-
Exploration advances	24,235		24,235
Accounts payable and accrued liabilities	(91,069)	113,370	74,112
Net cash used in operating activities	(408,452)	(676,175)	(3,937,787)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of capital stock	-	-	5,707,495
Net cash provided by financing activities	-	-	5,707,495

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of mineral rights	-	-	(1,289,193)
Exploration advances	-	-	(107,114)
Reclamation bond	-		(130,400)
Net cash provided by (used in) investing activities	-	-	(1,526,707)

Increase (decrease) in cash during the period	(408,452)	(676,175)	243,001

Cash, beginning of period	651,453	4,698,327	-

Cash, end of period	$243,001	$4,022,152	$243,001

Cash paid for interest and income taxes during the	$-	$-
period

The accompanying notes are an integral part of these financial statements

F-4

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Period from March 23, 2006 (Date of Inception) to October 31, 2008
(Expressed in US dollars)
(Unaudited)

				Deficit
				Accumulated
	Number of		Additional	during the	Total
	common	Par	Paid-in	Exploration	Stockholders’
	shares	Value	Capital	stage	Equity

Balance, March 23, 2006
(date of inception)	-	$-	$-	$-	$-
Shares issued:
Initial capitalization	60,000,000	60,000	(58,000)	-	2,000
Private placement	31,800,000	31,800	21,200	-	53,000
Net loss for the period	-	-	-	(9,134)	(9,134)

Balance, July 31, 2006	91,800,000	91,800	(36,800)	(9,134)	45,866
Shares issued:
Private placements (Note 6)	6,131,625	6,132	5,903,868	-	5,910,000
Acquisition of mineral rights (Note 6)	9,000,000	9,000	10,148,143	-	10,157,143
Shares returned to treasury (Note 6)	(56,000,000)	(56,000)	56,000	-	-
Share issue costs (Note 6)	-	-	(257,505)	-	(257,505)
Stock-based compensation	-	-	2,370,719	-	2,370,719
Net loss for the year	-	-	-	(4,121,534)	(4,121,534)

Balance, July 31, 2007	50,931,625	50,932	18,184,425	(4,130,668)	14,104,689
Shares issued:
Acquisition of mineral rights (Note 6)	482,143	482	234,741	-	235,223
Stock-based compensation	-	-	787,828	-	787,828
Net loss for the year	-	-	-	(13,007,493)	(13,007,493)
Balance, July 31, 2008	51,413,768	51,414	19,206,994	(17,138,161)	2,120,247
Shares issued:
Stock-based compensation (Note 6)	-	-	193,936	-	193,936
Net loss for the period	-	-	-	(592,927)	(592,927)
Balance October 31, 2008	51,413,768	$51,414	$19,400,930	$(17,731,088)	$1,721,256

On January 23, 2007, the Company effected a 30:1 forward stock split of the authorized, issued and outstanding common stock (Note 6). All share and per share amounts have been retroactively adjusted for all periods presented.

The accompanying notes are an integral part of these financial statements

F-5

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Quarters Ended October 31, 2008 and 2007

1.	BASIS OF PRESENTATION

The interim period financial statements have been prepared by the Company in conformity with generally accepted accounting principles in the United States of America. The preparation of financial data is based on accounting principles and practices consistent with those used in the preparation of annual financial statements, and in the opinion of management these financial statements contain all adjustments necessary (consisting of normally recurring adjustments) to present fairly the financial information contained therein. Certain information and footnote disclosure normally included in the financial statements prepared in conformity with generally accepted accounting principles in the United States of America have been condensed or omitted. These interim period statements should be read together with the most recent audited financial statements and the accompanying notes for the year ended July 31, 2008. The results of operations for the three-month period ended October 31, 2008 are not necessarily indicative of the results to be expected for the year ending July 31, 2009.

2.	NATURE OF OPERATIONS AND ABILITY TO CONTINUE AS A GOING CONCERN

The Company was incorporated in the State of Nevada on March 23, 2006 under the name Hoopsoft Development Corp. The Company entered into an agreement and plan of merger (the “Merger Agreement”) dated January 9, 2007 with Yellowcake Mining Inc., a Nevada corporation and wholly-owned subsidiary of Hoopsoft Development Corp., incorporated for the sole purpose of effecting the merger. Pursuant to the terms of the Merger Agreement, Yellowcake Mining Inc. merged with and into Hoopsoft Development Corp., with Hoopsoft Development Corp. carrying on as the surviving corporation under the name “Yellowcake Mining Inc.” The Company is an exploration stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting by Development Stage Enterprises”.

Initial operations included capital formation, organization, target market identification and marketing plans. Management was planning to develop downloadable videos and a website for educational and instructional use by young teens. In January, 2007 the Company changed its primary business to that of mineral exploration in Wyoming and Texas, USA (Note 4).

These financial statements have been prepared on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company has not generated revenues and has accumulated losses of $17,731,088 since inception and is unlikely to generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to achieve its operating objectives, confirmation of the Company’s interests in the underlying properties and the attainment of profitable operations. Management cannot provide assurances that such plans will occur. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These financial statements follow the same significant accounting principles as those outlined in the notes to the audited financial statements for the year ended July 31, 2008.

F-6

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Quarters Ended October 31, 2008 and 2007

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement did not have a material effect on the Company’s reported financial position or results of operations.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement did not have a material effect on the Company’s reported financial position or results of operations.

In December 2007, the FASB issued SFAS 141R “Business Combinations” which is effective for fiscal years beginning after December 15, 2008. SFAS 141R, which will replace FAS 141, is applicable to business combinations consummated after the effective date of December 15, 2008. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

In December 2007, the FASB also issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB 51”. SFAS No. 160 will change the accounting and reporting for minority interests, which will be re-characterized as non-controlling interests and classified as a component of equity. SFAS No. 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008 and interim periods within those fiscal years. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

In March 2008, the FASB issued SFAS 161 “Disclosures about Derivative Instruments and Hedging Activities – an amendment of SFAS 133. This Statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

In May 2008, the FASB issued SFAS 162 “The Hierarchy of Generally Accepted Accounting Principles” This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

F-7

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Quarters Ended October 31, 2008 and 2007

4.	MINERAL RIGHTS

Juniper Ridge

On March 14, 2007, the Company entered into an option and joint venture agreement with Strathmore Minerals Corp. (“Strathmore”) on the Baggs, Juniper Ridge Project properties located in Wyoming. The Company was granted sole and exclusive rights to earn-in an 80% interest in the properties. Under the terms of the original agreement, the Company must make cash payments of $500,000 in various stages as follows: $100,000 upon closing of the option agreement (paid) and $100,000 on each of the first (paid), second, third and fourth anniversary. The Company also issued 9,000,000 shares of common stock to Strathmore upon closing of the agreement (issued). The Company must also incur expenditures of $1,600,000 per year for a period of 5 years for a total commitment of $8,000,000. The Company will earn 40% of the optioned interest upon spending $4,000,000. The Company will earn the remaining 40% of the optioned interest by spending an additional $4,000,000 during the 5-year term and by paying a royalty of 3% on the optioned portion on all future production.

The Company will also finance the evaluation of the Strathmore Texas Database regarding uranium prospects in Texas by paying $25,000 on closing of the agreement (paid), spending $440,000 for a minimum of one year to finance the cost of evaluating the Texas Database, and incurring the first $500,000 in costs to acquire mining leases to any properties identified from the evaluation. Subsequently, the Company and Strathmore Minerals Corp. will be 50/50 partners in the development of the identified targets resulting from the database. Strathmore subsequently became a related party to the Company when its president was appointed a director of the Company. The president of Strathmore resigned as a director of the Company in January, 2008.

In April 2008, the Company and Strathmore reached an agreement to amend certain terms of the option agreement. Pursuant to the terms of the amended agreement the joint operations have been restructured so that they are jointly owned by a Limited Liability Company (“LLC”). The Company maintains its option to earn up to an 80% interest in the LLC, Juniper Ridge Project. The Company’s requirement to incur expenditures was amended to require $764,518 be spent not later than May 1, 2008 (incurred), a minimum of $300,000 not later than September 1, 2008, a minimum of $500,000 not later than December 31, 2009 and the balance of the $8,000,000 not later than December 31, 2012.

On October 12, 2008, the Company received a Memorandum of Understanding from Strathmore which has proposed to amend the annual commitment of expenditures from $300,000 and $500,000 for 2008 and 2009 respectively to $100,000 per year for 2008 and 2009, with the total commitment of remaining at $8,000,000 no later than December 31, 2012. The Company has responded to the suggested amendment and it is working with Strathmore to reach acceptable terms by both parties.

Jeep

The Company entered into an option and joint venture agreement with Strathmore Resources (US) Ltd., a related party under a common director, to explore, develop and mine the Jeep property located in Gas Hills, Freemont County, Wyoming. Under the agreement, the Company had sole and exclusive rights from Strathmore Resources (US) Ltd. to earn-in a 60% interest in the Jeep property in consideration of the Company’s incurring a total of $10,000,000 in expenditures on the Jeep property. The first expenditures in the amount of $250,000 was to be met on or before September 29, 2008, with additional expenditures of: $1,250,000 was to be expended during the twelve months ended September 29, 2009, $1,500,000 was to be expended during the twelve months ended September 29, 2010, $2,000,000 was to be expended during the twelve months ended September 29, 2011, $2,000,000 was to be expended during the twelve months ended September 29, 2012 and $3,000,000 was to be expended during the twelve months ended September 29, 2013. The option agreement was terminated on April 21, 2008.

F-8

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Quarters Ended October 31, 2008 and 2007

4.	MINERAL RIGHTS (Continued)

Sky

The Company entered into an option and joint venture agreement with Strathmore Resources (US) Ltd., a related party under a common director, to explore, develop and mine the Sky property located in West Gas Hills, Freemont County, Wyoming. Under the agreement, the Company had sole and exclusive rights from Strathmore Resources to earn-in a 60% interest in the Sky property in consideration of the Company incurring a total of $7,500,000 in expenditures, over four years, on the Sky property. The first expenditures in the amount of $500,000 was to be met on or before September 29, 2008, with additional expenditures of: $2,000,000 was to be expended during the twelve months ended September 29, 2009, $2,000,000 was to be expended during the twelve months ended September 29, 2010 and $3,000,000 was to be expended during the twelve months ended September 29, 2011. The option agreement was terminated on April 21, 2008.

Beck

On December 28, 2007, the Company entered into a master option agreement with American Nuclear Fuels, as well as six lease and option agreements with individual claimholders, to purchase 185 mining claims, approximating 3,700 acres, in the Uravan uranium belt, Montrose County, Colorado, also known as the Beck Project, in exchange for total payments of $5,968,657 in cash and the issuance of 2,765,625 shares of the Company’s common stock, payable over 5 years as follows:

Date	Cash	Number of Shares
October 3, 2007 ( stand still payment)	$125,000*	-
December 15, 2007 (stand still extension)	250,000*	-
December 28, 2007	80,357*	65,179*
March 31, 2008	321,429*	260,714*
June 15, 2008	312,407*	156,250*
December 15, 2008	1,035,714	517,857
December 15, 2009	1,000,000	500,000
December 15, 2010	1,000,000	500,000
December 15, 2011	1,000,000	500,000
December 15, 2012	843,750	265,625
Total	$5,968,657	2,765,625

* As of October 31, 2008, the Company has made the required total cash payments of $1,089,193 and issued 482,143 common shares of the Company.

Subsequent to the period ended October 31, 2008, the Company continues to negotiate the terms and timing of all cash payments under the various agreements with Strathmore and Beck properties.

Pursuant to the terms and conditions of the option agreements, Yellowcake has the exclusive right to access, explore and develop the properties. All future production from the property will be subject to a 3.5% royalty based on the contained metal value of ore after deduction of mining, transport and processing costs. Mineral rights are summarized as follows:

F-9

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Quarters Ended October 31, 2008 and 2007

4.	MINERAL RIGHTS (Continued)

October 31, 2008

Juniper Ridge:
Balance, August 1, 2008 and October 31,
2008	$1

According to management of the Company, the forecast long term uranium price is expected to be lower than the estimated costs for development and extraction on the Juniper Ridge property and it is not economically feasible to continue with the exploration and drilling work at the present time. As a result, management has written down the mineral interest in Juniper Ridge property to a nominal value, $1, as of the year ended July 31, 2008. If at such time in the future, management determines that the market price of Uranium supports mining this property, the Company will re-evaluate its interest. However, the Company will continue with its claim maintenance obligations.

Beck:
Balance, August 1, 2008 and October 31, 2008	$1,324,416
Total mineral rights as of October 31, 2008	$1,324,417

Mineral properties expenditures are summarized as follows:

	Three months	Three months	Inception (March
	Ended	Ended	23, 2006 ) to
	October 31, 2008	October 31, 2007	October 31, 2008
Juniper Ridge
Claim maintenance	$25,933	$33,168	$84,524
Camp and field supplies	-	2,060	12,309
Drilling	(3,438)	-	123,411
Geological and geophysical	1,740	127,553	409,493
Travel and accommodation	-	48	11,825
	24,235	162,829	641,562
Sky:
Claim maintenance	-	6,875	6,611
Assaying, testing and analysis	-	12,315	13,063
Camp and field supplies	-	4,734	19,459
Drilling	-	128,716	319,594
Geological and geophysical	-	50,018	136,258
Travel and accommodation	-	1,029	5,015
	-	203,687	500,000
Jeep:
Claim maintenance	-	30,998	32,077
Assaying, testing and analysis	-	951	951
Camp and field supplies	-	1,865	7,052
Drilling	-	110,952	88,344
Geological and geophysical	-	15,324	33,734
Travel and accommodation	-	1,130	5,116
	-	161,220	167,274
Beck
Claim maintenance	22,126	152,625	108,933
Assaying, testing and analysis	1,061	3,894	7,172

F-10

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Quarters Ended October 31, 2008 and 2007

Camp and field supplies	2,126	-	2,756
Drilling	63,666	-	109,518
Geological and geophysical	97,472	5,372	262,965
Permits	566	-	64,871
Travel and accommodation	14,470	-	36,528
	201,487	161,891	592,743
Texas Database:
Geological and geophysical	-	22,814	113,880
	$225,722	$712,441	$2,015,459

F-11

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Quarters Ended October 31, 2008 and 2007

5.	DUE FROM/TO STRATHMORE MINERALS CORP.

Amounts owing to/from Strathmore Minerals Corp. (“Strathmore”) are non-interest bearing and with no specified repayment terms. As of October 31, 2008, the Company has paid $82,879 in excess of the required exploration work performed.

6.	COMMON STOCK

On January 23, 2007, the Company effected a 30:1 forward stock split of the authorized, issued and outstanding common stock. As a result, the authorized share capital increased from 25,000,000 shares of common stock with a par value of $0.001 per share to 750,000,000 shares of common stock with a par value of $0.001 per share. All share amounts have been retroactively adjusted for all periods presented.

Share issuances

On March 23, 2006 (inception), the Company issued 60,000,000 shares of its common stock to its Directors for cash of $2,000.

On July 25, 2006, the Company closed a private placement for 31,800,000 common shares for an aggregate price of $53,000.

On February 20, 2007, the Company completed a private placement consisting of 4,140,000 units at a price of $1.00 per unit for gross proceeds of $4,140,000. Each unit consisted of one common share and one-half of one common share purchase warrant, with each whole warrant entitling the holder to purchase one share at an exercise price of $1.50 per share for a period of two years.

On February 28, 2007, the Company completed a private placement consisting of 1,770,000 units at a price of $1.00 per unit for gross proceeds of $1,770,000. Each unit consisted of one common share and one-half of one common share purchase warrant, with each whole warrant entitling the holder to purchase one share at an exercise price of $1.50 per share for a period of two years.

The Company paid $221,575 and issued 221,625 shares as finders’ fees in connection with the private placements of February 20 and 28, 2007. Additional issuance costs totalled $35,930 in connection with these private placements. The shares issued as finders’ fees had a fair value of $94,731.

On March 14, 2007, the Company issued 9,000,000 common shares at a value of $10,157,143 to acquire an option to earn an 80% interest in a mineral property (Note 4), based on the average closing price around the date the letter of intent was signed and the transaction was announced.

On March 14, 2007, the Company redeemed and cancelled 56,000,000 common shares from a director for no consideration. The shares were ascribed a value of $56,000 based on the initial issuance.

On February 21, 2008, the Company issued 65,179 common shares, with a fair value of $0.65 per share, pursuant to a mineral property master option agreement (Note 4). The fair value was based on the quoted market price on the date of issuance.

On April 8, 2008, the Company issued 260,714 common shares, with a fair value of $0.50 per share, pursuant to a mineral property master option agreement (Note 4). The fair value was based on the quoted market price on the date of issuance.

On July 7, 2008, the Company issued 156,250 common shares, with a fair value of $0.40 per share, pursuant to a mineral property master option agreement (Note 4). The fair value was based on the quoted market price on the date of issuance.

F-12

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Quarters Ended October 31, 2008 and 2007

6.	COMMON STOCK (continued) Share purchase warrants

Share purchase warrant transactions are summarized as follows:

		Weighted
		Average
	Number of Shares	Exercise Price

Balance at July 31, 2008	2,955,000	$1.50
Issued	-	-
Balance October 31, 2008	2,955,000	$1.50

At October 31, 2008, the following share purchase warrants were outstanding and exercisable:

Number of Shares	Exercise Price ($)	Expiry Date

2,070,000	1.50	February 20, 2009
885,000	1.50	February 28, 2009
2,955,000

Stock Options

In May 2007, the Company adopted a stock option plan (the "Plan") to grant options to directors, officers, employees and consultants. Under the Plan the Company may grant options to acquire up to 5,000,000 common shares of the Company. Options granted can have a term up to ten years and an exercise price typically not less than the Company's closing stock price at the date of grant. Options vest as specified by the Board of Directors. Options granted to date vest 25% upon the grant date, and 25% at the end of each succeeding year for three years after grant. Options granted during the quarter ended April 30, 2007 were granted in contemplation of the adoption of the Plan.

The Company adopted SFAS No.123R commencing on August 1, 2006. Effective with the adoption of SFAS No.123R, the Company has elected to use the Black-Scholes option pricing model to determine the fair value of stock options granted. Compensation expense for stock options granted to employees and non-employees is amortized over the contract services period or, if none exists, from the date of grant until the options vest. Compensation associated with unvested options granted to non-employees is re-measured on each balance sheet date using the Black-Scholes option pricing model.

The Company uses historical data to estimate option exercise, forfeiture and employee termination within the valuation model. For non-employees, the expected term of the options approximates the full term of the options. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. The Company has not paid and does not anticipate paying dividends on its common stock; therefore, the expected dividend yield is assumed to be zero. In addition, SFAS No. 123R requires companies to utilize an estimated forfeiture rate when calculating the expense for the reporting period.

F-13

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Quarters Ended October 31, 2008 and 2007

6.	COMMON STOCK (continued)

Stock option transactions are summarized as follows:

		Weighted
	Number of	Average
	Options	Exercise Price

Balance at July 31, 2008	2,100,000	$2.00
Granted	-	-
Cancelled/forfeited	-	-
Balance at October 31, 2008	2,100,000	$2.00

At October 31, 2008, the following stock options were outstanding and exercisable:

Number of		Aggregate		Number of	Aggregate
Options	Exercise	Intrinsic		Options	Intrinsic
Outstanding	Price	Value	Expiry Date	Exercisable	Value

1,000,000	$2.70	$-	March 16, 2012	500,000	$-
100,000	$3.05	$-	April 13, 2012	50,000	$-
1,000,000	$1.20	$-	December 3, 2012	250,000	$-
2,100,000		$-		800,000	$-

The aggregate intrinsic value in the preceding table represents the total intrinsic value, based on the Company’s closing stock price of $0.10 per share as of October 31, 2008, which would have been received by the option holders had all option holders exercised their options as of that date. The total number of in-the-money options vested and exercisable as of October 31, 2008 and 2007 was $Nil. As of October 31, 2008, 800,000 outstanding options were vested and exercisable and the weighted average exercise price was $2.25. The total intrinsic value of options exercised during the periods ended October 31, 2008 and 2007was $Nil.

The following table summarizes information regarding the non-vested stock purchase options outstanding as of October 31, 2008.

		Weighted
		Average
		Grant-Date
	Number of Options	Fair Value

Non-vested options at July 31, 2008	1,300,000	$1.48
Granted	-	$-
Vested	-	$-
Cancelled/forfeited	-	$-

Non-vested options at October 31, 2008	1,300,000	$1.48

F-14

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Quarters Ended October 31, 2008 and 2007

6.	COMMON STOCK (continued)

Stock Options (continued)

At October 31, 2008, there was unamortized compensation expense of $557,236 relating to the outstanding unvested options. This unrecognized compensation cost is expected to be recognized over a weighted-average period of 3.5 years.

Total stock-based compensation is recorded in the Statement of Operations with corresponding additional paid- in capital recorded in stockholders' equity as follows:

Stock-based Compensation

Total stock based compensation recognized during the quarter ended October 31 , 2008 in respect of options granted in prior periods was $193,936 ( 2007 -$576,900) which has been recorded in the Statements of Operations with corresponding additional paid-in capital recorded in stockholders’ equity as follows:

			Inception
	Three months	Three months	(March 23,
	Ended	Ended	2006) to
	October 31,	October 31,	October 31,
	2008	2007	2008

Expenses (recovery):
Consulting fees	$(7,631)	$44,105	$224,846
Management fees	201,567	532,795	3,127,637
Total stock-based compensation expense	$193,936	$576,900	$3,352,483

The following weighted average assumptions were used for the Black-Scholes valuation of stock options granted:

	Three	Three
	months	months
	Ended	Ended
	October 31,	October 31,
	2008	2007

Risk-free interest rate	2.38% - 4.59%	3.90% - 4.59%
Expected life of options (years)	3.45 -4.00	4.38 – 4.64
Expected volatility	119% - 225%	119%
Dividend rate	0%	0%

7.	RELATED PARTY TRANSACTIONS

The Company paid or accrued management fees of $ Nil to a former officer of the company (2007 - $9,000) and $60,000 to two directors of the Company (2007 - $11,250). At October 31, 2008, included in accounts payable and accrued liabilities was $10,000 owed to directors for management fees. These transactions were in the normal course of operations and were measured at the exchange amount which represented the amount of consideration established and agreed to by the related parties.

F-15

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Quarters Ended October 31, 2008 and 2007

8.	FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, receivables, accounts payable and accrued liabilities and amounts due from Strathmore Minerals Corp. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values, unless otherwise noted. The Company is exposed to currency risk by incurring certain expenditures in currencies other than the Canadian dollar. The Company does not use derivative instruments to reduce this currency risk.

F-16

EXHIBITS

Exhibit Number	Description
3.1	Articles of Incorporation (attached as an exhibit to our Form SB-2 Registration Statement, filed on September 22, 2006)
3.2	Articles of Merger filed with the Secretary of State on January 12, 2007 and which is effective January 23, 2007 (attached as an exhibit to our current report on Form 8-K, filed on January 25, 2007)
3.3

Certificate of Change filed with the Secretary of State of Nevada on January 12, 2007 and which is effective January 23, 2007 (attached as an exhibit to our current report on Form 8-K, filed on January 25, 2007)

3.4	Amended and Restated Bylaws (attached as an exhibit to our current report on Form 8-K, filed on September 18, 2008)
5.1*	Legal Opinion of Clark Wilson LLP
10.1	Letter of intent between our company and Strathmore Minerals Corp. dated January 29, 2007 (attached as an exhibit to our current report on Form 8-K, filed on January 30, 2007)
10.2	Form of Overseas Subscription Agreement (attached as an exhibit to our current report on Form 8-K, filed on February 22, 2007)
10.3	Form of US Subscription Agreement (attached as an exhibit to our current report on Form 8-K, filed on February 22, 2007)
10.4	Option and Joint Venture Agreement dated March 14, 2007 between our company and Strathmore Minerals Corp. (attached as an exhibit to our current report on Form 8-K, filed on March 16, 2007)
10.5	Letter of Intent dated April 5, 2007 between our company and Strathmore Minerals Corp. (attached as an exhibit to our current report on Form 8-K, filed on April 10, 2007)
10.6	Letter of Intent dated April 12, 2007 between our company and Strathmore Minerals Corp. (attached as an exhibit to our current report on Form 8-K, filed on April 19, 2007)
10.7	Investor Relations Agreement with Carson Seabolt dated June 15, 2007 (attached as an exhibit to our current report on Form 8-K, filed on July 12, 2007)
10.8	Amended Letter of Intent with Strathmore Resources (US) Ltd. dated July 23, 2007 regarding the Jeep Project (attached as an exhibit to our current report on Form 8-K, filed on July 31, 2007)
10.9	Amended Letter of Intent with Strathmore Resources (US) Ltd. dated July 23, 2007 regarding the Sky Project (attached as an exhibit to our current report on Form 8-K, filed on July 31, 2007
10.10	Stock Option Plan (attached as an exhibit to our current report on Form 8-K, filed on July 31, 2007)
10.11

Form of Master Agreement Concerning Lease and Option for Purchase and Sale of Mining Properties (Mining Claims, Montrose County, Colorado) (attached as an exhibit to our current report on Form 8- K filed on January 7, 2008)

10.12	Limited Liability Company Operating Agreement dated effective December 31, 2007 with Strathmore Resources (US) Ltd. (attached as an exhibit to our current report on Form 8-K, filed on May 1, 2008)
10.13	Jeep Project Termination Agreement dated April 21, 2008 with Strathmore Resources (US) Ltd. (attached as an exhibit to our current report on Form 8-K, filed on May 1, 2008)
10.14	Sky Project Termination Agreement dated April 21, 2008 with Strathmore Resources (US) Ltd. (attached as an exhibit to our current report on Form 8-K, filed on May 1, 2008)
14.1	Code of Ethics (attached as an exhibit to our annual report on Form 10-KSB, filed on November 14, 2007)
16.1	Letter on change in certifying accountant (attached as an exhibit to our current report on Form 8-K, filed on June 14, 2007 and amended on July 12, 2007)
23.1*	Consent of Clark Wilson LLP, included in exhibit 5.1
23.2*	Consent of BDO Dunwoody LLP, Chartered Accountants
99.1	Audit Committee Charter (attached as an exhibit to our annual report on Form 10-KSB, filed on November 14, 2007)
99.2	Nominating Committee Charter (attached as an exhibit to our annual report on Form 10-KSB, filed on November 14, 2007)

*filed herewith

The undersigned company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(6) shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of a registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the selling stockholders during the subscription period, the amount of unsubscribed securities to be purchased by the selling stockholders, and the terms of any subsequent reoffering thereof. If any public offering by the selling stockholders is to be made on terms differing from those set forth on the cover page of the prospectus, a post- effective amendment will be filed to set forth the terms of such offering.

(7)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver. British Columbia, Canada on February 9, 2009

YELLOWCAKE MINING INC.

By:

/s/ William Tafuri
William Tafuri
President, Chief Financial Officer, Secretary, Treasurer, and Director
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)
Dated: February 9, 2009

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:

By:

/s/ William Tafuri
William Tafuri
President, Chief Financial Officer, Secretary, Treasurer, and Director
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)
Dated: February 9, 2009

By:

/s/ H. Richard Klatt
H. Richard Klatt
Director
Dated: February 9, 2009

By:

/s/ Siegfried Muessig
Siegfried Muessig
Director
Dated: February 9, 2009

EXHIBITS

Exhibit Number	Description
3.1	Articles of Incorporation (attached as an exhibit to our Form SB-2 Registration Statement, filed on September 22, 2006)
3.2	Articles of Merger filed with the Secretary of State on January 12, 2007 and which is effective January 23, 2007 (attached as an exhibit to our current report on Form 8-K, filed on January 25, 2007)
3.3

Certificate of Change filed with the Secretary of State of Nevada on January 12, 2007 and which is effective January 23, 2007 (attached as an exhibit to our current report on Form 8-K, filed on January 25, 2007)

3.4	Amended and Restated Bylaws (attached as an exhibit to our current report on Form 8-K, filed on September 18, 2008)
5.1*	Legal Opinion of Clark Wilson LLP
10.1	Letter of intent between our company and Strathmore Minerals Corp. dated January 29, 2007 (attached as an exhibit to our current report on Form 8-K, filed on January 30, 2007)
10.2	Form of Overseas Subscription Agreement (attached as an exhibit to our current report on Form 8-K, filed on February 22, 2007)
10.3	Form of US Subscription Agreement (attached as an exhibit to our current report on Form 8-K, filed on February 22, 2007)
10.4	Option and Joint Venture Agreement dated March 14, 2007 between our company and Strathmore Minerals Corp. (attached as an exhibit to our current report on Form 8-K, filed on March 16, 2007)
10.5	Letter of Intent dated April 5, 2007 between our company and Strathmore Minerals Corp. (attached as an exhibit to our current report on Form 8-K, filed on April 10, 2007)
10.6	Letter of Intent dated April 12, 2007 between our company and Strathmore Minerals Corp. (attached as an exhibit to our current report on Form 8-K, filed on April 19, 2007)
10.7	Investor Relations Agreement with Carson Seabolt dated June 15, 2007 (attached as an exhibit to our current report on Form 8-K, filed on July 12, 2007)
10.8	Amended Letter of Intent with Strathmore Resources (US) Ltd. dated July 23, 2007 regarding the Jeep Project (attached as an exhibit to our current report on Form 8-K, filed on July 31, 2007)
10.9	Amended Letter of Intent with Strathmore Resources (US) Ltd. dated July 23, 2007 regarding the Sky Project (attached as an exhibit to our current report on Form 8-K, filed on July 31, 2007
10.10	Stock Option Plan (attached as an exhibit to our current report on Form 8-K, filed on July 31, 2007)
10.11

Form of Master Agreement Concerning Lease and Option for Purchase and Sale of Mining Properties (Mining Claims, Montrose County, Colorado) (attached as an exhibit to our current report on Form 8- K filed on January 7, 2008)

10.12	Limited Liability Company Operating Agreement dated effective December 31, 2007 with Strathmore Resources (US) Ltd. (attached as an exhibit to our current report on Form 8-K, filed on May 1, 2008)
10.13	Jeep Project Termination Agreement dated April 21, 2008 with Strathmore Resources (US) Ltd. (attached as an exhibit to our current report on Form 8-K, filed on May 1, 2008)
10.14	Sky Project Termination Agreement dated April 21, 2008 with Strathmore Resources (US) Ltd. (attached as an exhibit to our current report on Form 8-K, filed on May 1, 2008)
14.1	Code of Ethics (attached as an exhibit to our annual report on Form 10-KSB, filed on November 14, 2007)
16.1	Letter on change in certifying accountant (attached as an exhibit to our current report on Form 8-K, filed on June 14, 2007 and amended on July 12, 2007)
23.1*	Consent of Clark Wilson LLP, included in exhibit 5.1
23.2*	Consent of BDO Dunwoody LLP, Chartered Accountants
99.1	Audit Committee Charter (attached as an exhibit to our annual report on Form 10-KSB, filed on November 14, 2007)
99.2	Nominating Committee Charter (attached as an exhibit to our annual report on Form 10-KSB, filed on November 14, 2007)

*filed herewith